UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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PHILLIPS-VAN HEUSEN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHILLIPS-VAN HEUSEN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of PHILLIPS-VAN HEUSEN CORPORATION (the “Company”), a Delaware corporation, will be held at The Graduate Center - City University of New York, 365 Fifth Avenue, Proshansky Auditorium, Concourse Level, New York, New York, on Tuesday, June 19, 2008, at 10:00 a.m., for the following purposes:

(1)          to elect 10 directors of the Company to serve for a term of one year;

(2)          to ratify the appointment of auditors for the Company to serve for the current fiscal year; and

(3)          to consider and act upon such other matters as may properly come before the meeting.

Only stockholders of record at the close of business on April 24, 2008 are entitled to vote at the meeting.

Attendance at the meeting will be limited to holders of record as of the record date of the Company’s Common Stock or their proxies, beneficial owners having evidence of ownership and guests of the Company.  If you hold stock through a bank or broker, a copy of an account statement from your bank or broker as of the record date will suffice as evidence of ownership.  Attendees also must present a picture ID to be admitted to the meeting.

You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.

By order of the Board of Directors,

MARK D. FISCHER
Secretary
New York, New York
May 7, 2008

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

PHILLIPS-VAN HEUSEN CORPORATION

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 19, 2008

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of PHILLIPS-VAN HEUSEN CORPORATION to be used at the Annual Meeting of Stockholders, which will be held at The Graduate Center - City University of New York, 365 Fifth Avenue, Proshansky Auditorium, Concourse Level, New York, New York, on Tuesday, June 19, 2008, at 10:00 a.m., and at any adjournments thereof.

Our principal executive offices are located at 200 Madison Avenue, New York, New York 10016-3903.  The approximate date on which this Proxy Statement and the enclosed proxy card were first sent or given to stockholders was May 7, 2008.

Disclosures in this Proxy Statement generally pertain to matters related to our most recently completed fiscal year, which ended on February 3, 2008.  References herein to “2007” refer to that fiscal year, as the fiscal year commenced in calendar 2007.  Similarly references to “2006,” “2008” and “2009” are to our fiscal years that commenced or will commence in the referenced calendar year.

Our Annual Report on Form 10-K for our fiscal year ended February 3, 2008, this Proxy Statement and all other proxy materials are available at http://www.pvhannualmeetingmaterials.com.

VOTING INFORMATION

Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later dated proxy.  Beneficial owners of our Common Stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy.  Unless so revoked, the shares represented by proxies will be voted at the meeting.  The shares represented by the proxies solicited by our Board of Directors will be voted in accordance with the directions given therein.   Shares will be voted FOR the election of the 10 nominees for director and FOR the ratification of the appointment of Ernst & Young LLP as our auditors for our current fiscal year if no directions are given in a valid proxy.

Stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of elections at the meeting and who has executed and verified an oath of office.  Abstentions and broker “non-votes” are included in the determination of the number of shares present at the meeting for quorum purposes.  Abstentions will have the same effect as negative votes, except that abstentions will have no effect on the election of directors because directors are elected by a plurality of the votes cast.  Broker “non-votes” are not counted in the tabulations of the votes cast on proposals presented to stockholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Banks, brokers and other nominees have discretionary voting power with respect to the election of directors and the ratification of the appointment of our auditor, as the proposals are considered to be “routine matters” under existing New York Stock Exchange rules.

Common stockholders of record at the close of business on April 24, 2008 will be entitled to one vote for each share of our Common Stock then held.  There were outstanding on such date 51,372,066 shares of Common Stock.  The Common Stock is the only class of voting stock outstanding as of the record date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information with respect to the persons who are known by us to be the beneficial owners of more than five percent of our Common Stock as of April 30, 2008.  The persons listed below have advised by us that they have sole voting and investment power with respect to the shares listed as owned by them, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
FMR LLC(1)
82 Devonshire Street
Boston, Massachusetts 02109	5,009,500	9.8

Earnest Partners, LLC(2)	3,916,853	7.6
75 Fourteenth Street, Suite 2300
Atlanta, Georgia 30309

(1)          FMR LLC may be deemed to be the beneficial owner of 5,009,500 shares of Common Stock, including 1,429,128 shares with respect to which it has sole voting power. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC, 82 Devonshire Street, Boston, Massachusetts 02109, and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 4,533,700 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)6 of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), is the beneficial owner of 35,800 shares of Common Stock as a result of its serving as investment manger of institutional accounts owning such shares.  Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors.  FIL, which is a qualified institution under Section 240.13d-l(b)(1) pursuant to an SEC No-Action Letter dated October 5, 2000, is the beneficial owner of 440,000 shares of Common Stock, including 449,200 shares with respect to which it has sole voting power.  Each of Edward C. Johnson 3rd and FMR LLC, through control of Fidelity Management & Research Company and the Fidelity funds, has sole power to dispose of the 4,533,700 shares owned by the Fidelity funds. Members of the family of Edward C. Johnson 3rd, Chairman of FMR LLC, may be deemed to form a controlling group with respect to FMR LLC.  Each of Edward C. Johnson 3rd and FMR LLC, through control of PGATC, has sole dispositive power and sole voting power over 35,800 shares of Common Stock owned by the institutional accounts managed by PGATC.  FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation. However, FMR LLC filed the Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis. Information as to the shares of Common Stock that may be deemed beneficially owned by FMR LLC, Edward C. Johnson 3rd, PGATC and FIL (other than percentage ownership) is as of December 31, 2007, as set forth in a Schedule 13G dated February 14, 2008 and filed with the Securities and Exchange Commission (which we refer to as the “SEC”).

(2)          Earnest Partners, LLC, a registered investment adviser, may be deemed to be the beneficial owner of 3,916,853 shares of Common Stock, including 1,371,650 shares with respect to which it has sole voting power, 1,153,703 shares with respect to which it has shared voting power and as to all 3,916,853 of which it has sole dispositive power.  Information as to the shares of Common Stock that may be deemed to be owned beneficially by Earnest Partners, LLC (other than percentage ownership) is as of December 31, 2007, as set forth in a Schedule 13G/A dated January 31, 2008 and filed with the SEC.

The following table presents certain information with respect to the number of shares of Common Stock beneficially owned as of April 30, 2008 by the following persons:

•                  each of our directors;

•                  each of the nominees for director;

•                  our Chief Executive Officer, our Chief Financial Officer and our four most highly compensated executive officers with respect to our most recently completed fiscal year, other than our Chief Executive Officer and Chief Financial Officer; and

•                  our directors, the nominees for director and our executive officers, as a group.

Each of the persons named below has sole voting and investment power with respect to the shares listed as owned by him or her except as otherwise indicated below.

Name	Amount Beneficially Owned(1)	Percent of Class
Mary Baglivo	500	*
Emanuel Chirico	437,350	*
Edward H. Cohen	46,600	*
Francis K. Duane	101,261	*
Joseph B. Fuller	69,500	*
Margaret L. Jenkins	3,000	*
Bruce Maggin	79,875	*
V. James Marino	1,500	*
Paul Thomas Murry	36,640	*
Henry Nasella	12,500	*
Rita M. Rodriguez	13,000	*
Craig Rydin	2,500	*
Michael A. Shaffer	56,455	*
Allen E. Sirkin	246,581	*
Michael Zaccaro	97,517	*
All directors, nominees for director and executive officers as a group
(15 persons)	1,204,779	2.3

*                       Less than 1% of class.

(1)          The figures in the table are based upon information furnished to us by our directors, nominees for director and executive officers and upon company records.  The figures include the shares held for the benefit of our executive officers in the Master Trust for the PVH Stock Fund. The PVH Stock Fund is one of the investment options under our Associates Investment Plans, which are employee benefit plans under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.   We refer to the Associates Investment Plans as the “AIPs.”  Participants in the AIPs who make investments in the PVH Stock Fund may direct the vote of shares of Common Stock held for their benefit in the Master Trust for the PVH Stock Fund.

As of April 24, 2008, the following persons have the right to cast votes equal to the following number of shares held in the Master Trust for the PVH Stock Fund (which have been rounded to the nearest full share): Emanuel Chirico, 7,006 shares; Francis K. Duane, 341 shares; Michael A. Shaffer, 6,455 shares; Allen E. Sirkin, 17,831 shares; and all of our directors, nominees for director and executive officers as a group, 31,633 shares.

The Trustee of the Master Trust has the right to vote shares in the Master Trust that are unvoted as of two days prior to the meeting in the same proportion as the vote by all other participants in the AIPs who have cast votes with respect to their investment in the PVH Stock Fund.  The committee that administers the AIPs makes all decisions regarding the disposition of Common Stock held in the Master Trust, other than the limited right of a participant to receive a distribution of shares held for his or her benefit.  As such, the committee may be deemed to be a beneficial owner of the Common Stock held in the Master Trust.  Mr. Shaffer is a member of that committee.  The figures in the table do not include shares in the Master Trust (other than applicable to Mr. Shaffer’s investment in the PVH Stock Fund) to the extent that, as a member of the committee, he may be deemed to have beneficial ownership of the shares held in the Master Trust.  There were 831,465 shares of Commons Stock (1.6% of the outstanding shares) held in the Master Trust as of April 24, 2008.

The table also includes the following shares which the persons on the table have the right to acquire within 60 days of April 30, 2008 upon the exercise of options granted to them: Emanuel Chirico, 417,505 shares; Edward H. Cohen, 40,500 shares; Francis K. Duane, 92,250 shares; Joseph B. Fuller, 60,500 shares; Margaret L. Jenkins, 2,500 shares; Bruce Maggin, 60,500 shares;  Paul Thomas Murry, 28,750 shares; Henry Nasella, 12,500 shares; Rita M. Rodriguez, 12,500 shares; Craig Rydin, 2,500 shares;

(Footnote continued on following page)

(Footnote continued from previous page)

Michael A. Shaffer, 50,000 shares; Allen E. Sirkin, 206,186 shares; Michael Zaccaro, 78,686; and all of our current directors, nominees for director and executive officers as a group, 1,064,877 shares.

The table also includes the following shares which the persons on the table have the right to acquire within 60 days of April 30, 2008 upon the issuance of shares underlying restricted stock units granted to them: Mary Baglivo, 500 shares; Margaret L. Jenkins, 500 shares; Bruce Maggin, 500 shares; V. James Marino, 500 shares; Rita M. Rodriguez, 500 shares; and all of our current directors, nominees for director and executive officers as a group, 2,500 shares.

ELECTION OF DIRECTORS

Directors

Our Board of Directors has established 10 as the number of directors constituting the entire Board.

All members of the Board of Directors elected by the stockholders at the Annual Meeting of Stockholders of the Company will serve for a term of one year or until their successors are elected and qualified.  All of the nominees for director have been previously elected directors of the Company.

The election of directors requires the affirmative vote of a plurality of the votes cast in person or by proxy at the meeting.  At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.  There is no arrangement or understanding between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

The Board of Directors recommends a vote FOR the election of the 10 nominees named below.  Proxies received in response to this solicitation will be voted FOR the election of the nominees unless otherwise specified in a proxy.

Name	Principal Occupation	Age	Year Became a Director
Mary Baglivo	Chairman and Chief Executive Officer, The Americas, Saatchi & Saatchi Worldwide, an advertising agency	50	2007

Emanuel Chirico	Chief Executive Officer of the Company	50	2005

Edward H. Cohen	Retired; Counsel, Katten Muchin Rosenman LLP, a law firm	69	1987

Joseph B. Fuller	Founder, Director and Vice-Chairman, Monitor Group LLC, an international management consulting firm	51	1991

Margaret L. Jenkins	Former Senior Vice President and Chief Marketing Officer, Denny’s Corporation, a full-service family restaurant chain	56	2006

Bruce Maggin	Principal, The H.A.M. Media Group, LLC, a media investment company, Executive Vice President and Secretary, Media & Entertainment Holdings, Inc.	65	1987

V. James Marino	President and Chief Executive Officer, Alberto-Culver Company, a personal care products company	57	2007

Henry Nasella	Partner and Co-Founder, LNK Partners, a private equity investment firm	61	2003

Rita M. Rodriguez	Senior Fellow, Woodstock Theological Center at Georgetown University	65	2005

Craig Rydin	Chairman and Chief Executive Officer, Yankee Holding Corp. and The Yankee Candle Company, Inc., a designer, manufacturer and branded marketer of premium scented candles	56	2006

Additional Information

Several of our directors also serve as directors of other public companies:

•                  Mr. Chirico is a director of Dick’s Sporting Goods, Inc.

•                  Mr. Cohen is a director of Franklin Electronic Publishers, Incorporated, Gilman Ciocia, Inc. and Merrimac Industries, Inc.

•                  Mr. Maggin is a director of Central European Media Enterprises, Ltd.

•                  Mr. Marino is a director of Alberto-Culver Company

•                  Dr. Rodriguez is a director of Affiliated Managers Group, Inc. and ENSCO International Incorporated

•                  Mr. Rydin is a director of priceline.com Incorporated

Each of our directors has been engaged in the principal occupation indicated in the foregoing table for more than the past five years, except:

•                  Ms. Baglivo, who was President of Arnold Worldwide from April 2002 to July 2004;

•                  Mr. Chirico, who had been our President and Chief Operating Officer from June 2005 to February 27, 2006 and our Chief Financial Officer from February 1999 to June 2005;

•                  Mr. Marino, who was President of Alberto-Culver Consumer Products Worldwide, a division of Alberto-Culver Company, from October 2004 to November 2006, and President of Alberto Personal Care Worldwide, a division of Alberto-Culver Company, from July 2002 to October 2004;

•                  Mr. Nasella, who was a Venture Partner of Apax Partners, an international private equity investment group, from 2001 until 2005; and

•                  Dr. Rodriguez, who has also been self-employed in the field of international finance since 1999 and was a full-time member of the Board of Directors of the Export-Import Bank of the United States from 1982 to 1999.

Our Board of Directors has determined the independence (or lack thereof) of each of the directors and nominees for director and, as a result thereof, concluded that a majority of our directors are independent, as required under the rules of the New York Stock Exchange, on which exchange our Common Stock is listed for trading.  Specifically, our Board determined that Dr. Rodriguez, Ms. Baglivo and Ms. Jenkins, and each of Messrs. Cohen, Fuller, Maggin, Marino, Nasella and Rydin are independent under Section 303A(2) of the New York Stock Exchange rules.  In making such determinations, the Board considered (i) whether a director had, within the last three years, any of the relationships under Section 303A(2)(b) of the New York Stock Exchange rules with us which would disqualify a director from being considered independent, (ii) whether the director had any disclosable transaction or relationship with us under Item 404 of Regulation S-K of the Exchange Act, which relates to transactions and relationships between directors and their affiliates, on the one hand, and us and our affiliates (including management), on the other, and (iii) the factors suggested in the New York Stock Exchange’s Commentary to Section 303A(2), such as a commercial, consulting and other relationship, or other interactions with management that do not meet the absolute thresholds under Section 303A(2) or Item 404(a) but which, nonetheless, could reflect upon a director’s independence from management.  In considering the materiality of any transactions or relationships that do not require disqualification under Section 303A(2)(b), the Board considered the materiality of the transaction or relationship to the director, the director’s business organization and us and whether the relationship between (i) the director’s business organization and the Company, (ii) the director and the Company and (iii) the director and his business organization interfered with the director’s business judgment.

The Board of Directors considered that during 2007 and prior years we received legal services from Katten Muchin Rosenman LLP and its predecessors in making its independence decision with respect to Mr. Cohen.  Mr. Cohen is a retired partner of the law firm and receives a pension and retirement benefits, as well as consulting fees from the firm.  Mr. Cohen does no legal work for us and there is no relation between the amounts received by Mr. Cohen and the amounts that we pay in fees to Katten Muchin or our engagement of the law firm to provide legal services.

The Board of Directors considered that Monitor Group, LLC, of which Mr. Fuller serves as Vice-Chairman, has, in the past, provided to us market research and consulting services in making its independence decision with respect to Mr. Fuller.  No such services were performed in 2007, nor are any expected to be used in the future, and, when services were provided in the past, fees were generally in amounts that did not require disclosure under SEC rules.

The Board of Directors, in making its decision regarding the independence of Ms. Baglivo, considered that during 2007 Saatchi & Saatchi Great Wall/Zenith Optimedia China placed magazine advertisements and outdoor advertising in the Far East for our Calvin Klein subsidiary for which they received fees.  Saatchi & Saatchi Great Wall/Zenith

Optimedia China is an affiliate of Saatchi & Saatchi Worldwide located in China.  Ms. Baglivo serves as Chairman and Chief Executive Officer, The Americas, Saatchi & Saatchi Worldwide.

No family relationship exists between any director or executive officer of the Company.

Committees and Meetings

Our Corporate Governance Guidelines provide that each member of our Board of Directors is expected to use reasonable efforts to attend, in person, or by telephone, all meetings of the Board and of any committees of which they are a member, as well as the annual meeting of stockholders.  All of the current members of the Board attended the 2007 Annual Meeting of Stockholders.

There were six meetings of the Board of Directors during 2007.  All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of the Board of Directors on which they served held during the fiscal year.

Our non-management directors, all of whom are independent, meet regularly in executive sessions or in separate meetings without management or the management directors.  Mr. Nasella presides at the executive sessions of the non-management directors.

Our Board of Directors has a standing Audit Committee, a standing Compensation Committee, a standing Nominating & Governance Committee and a standing Performance Evaluation Committee.

Audit Committee

The Audit Committee is currently composed of Dr. Rodriguez and Messrs. Cohen and Maggin (Chairman), each of whom served on the Committee for the entirety of 2007.  Each of Dr. Rodriguez and Messrs. Cohen and Maggin has been determined by the Board to be independent for purposes of audit committee service under the New York Stock Exchange’s listing standards and Rule 10A-3 of the Exchange Act and an “audit committee financial expert,” as defined in Item 407 of Regulation S-K under the Exchange Act.

Our Board of Directors has adopted a written charter for the Audit Committee.  A copy of the charter is available without charge on our website, www.pvh.com, or by requesting a copy from the Secretary of the Company at the address listed on the last page of this Proxy Statement.  Pursuant to its charter, the Committee is charged with providing assistance to the Board of Directors in fulfilling the Board’s oversight functions relating to the quality and integrity of our financial reports, monitoring our financial reporting process and internal audit function, monitoring the outside auditing firm’s qualifications, independence and performance and performing such other activities consistent with its charter and our By-laws, as the Committee or the Board deems appropriate.  The Committee will also have such additional functions as are required by the New York Stock Exchange, the SEC and federal securities law.  The Committee is directly responsible for the appointment, compensation and oversight of the work of the outside auditing firm.

The Audit Committee held eight meetings during 2007.

Compensation Committee

The Compensation Committee is currently composed of Ms. Baglivo and Messrs. Nasella (Chairman) and Rydin.  Ms. Baglivo was appointed to the Committee upon her election to the Board in June 2007.   Mr. Marc Grosman, a former director of the Company, served as a member of the Committee until his retirement from the Board in June 2007.  Messrs. Nasella and Rydin were continuing members and served on the Committee for the entirety of 2007.  Our Chief Executive Officer, Chief Financial Officer, Senior Vice President, Human Resources and General Counsel regularly attend and participate in meetings, although they generally excuse themselves from the meetings during discussions or votes on sensitive or personal matters.

The Board of Directors has adopted a written charter for the Compensation Committee, which is available without charge on our website, www.pvh.com, or by requesting a copy from the Secretary of the Company at the address listed on the last page of this Proxy Statement.  The charter provides for the Committee to be composed of three or more directors.  All Committee members must be independent under the rules of the New York Stock Exchange, and must qualify as “outside” directors under Section 162(m) of the Internal Revenue Code of 1986, as amended, and as “non-employee” directors under Rule 16b-3 under the Exchange Act.  The Board has determined that all current members satisfy (and Mr. Grosman satisfied) such requirements.  The Committee is charged with discharging the Board of Director’s responsibilities relating to the compensation of our Chief Executive Officer and all of our other “executive officers” as defined under New York Stock Exchange rules and covers both “executive officers” and “officers” under the Exchange Act.  The Committee also has overall responsibility for approving or recommending to the Board approval of and/or evaluating all of our compensation plans, policies and programs and is responsible for producing the annual report on executive compensation required to be included in the Proxy Statement for each annual meeting of stockholders.

Our Chief Executive Officer provides significant input on the compensation, including annual salary adjustments and grants of awards under our incentive plans, of the other executive officers.  As discussed below in “Compensation Disclosure and Analysis — Administration of Compensation Programs,” the Compensation Committee approves the compensation of these officers, taking into consideration the recommendations of the Chief Executive Officer.

The Compensation Committee has delegated limited authority to the Company’s Chief Executive Officer to make equity awards under our 2006 Stock Incentive Plan.  Pursuant to this authority, the Chief Executive Officer may grant, on an annual basis, a maximum of 100,000 shares, with each option treated as one share and each restricted stock unit granted treated as three shares, and may grant up to 5,000 options and 1,700 restricted stock units to each grantee.  The authority to grant equity awards to individuals whose compensation is set by the Compensation Committee, such as Section 16 officers and employees who are, or could be, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, however, rests with the Compensation Committee.

The Compensation Committee meets regularly throughout each year.  Compensation decisions regarding the most recently completed fiscal year (i.e., determination of bonuses under our Performance Incentive Bonus Plan and payouts under our Long-Term Incentive Plan, as well as discretionary bonuses) and the current fiscal year (i.e., establishing base salary, setting bonus and performance share targets and granting of option and restricted stock unit awards) are generally made at the meetings during the first quarter of the year.  In addition, the Committee considers and approves at these meetings any new incentive compensation plans or arrangements that need to be approved by our Board and/or our stockholders.  The other meetings are typically focused on reviewing our compensation programs generally and discussing potential changes to the program, including replacement or additional incentive compensation plans, as well as specific issues that arise during the course of the year (such as the need to amend plans as a result of regulatory changes or to address compensation issues relating to changes in and promotions among the executive officers).

The Compensation Committee held eight meetings during 2007.

Nominating & Governance Committee

The Nominating & Governance Committee currently consists of Ms. Jenkins and Messrs. Fuller (Chairman) and Marino.  Mr. Marino was appointed to the Committee upon his election to the Board in June 2007.  Mr. Grosman served as a member of the Committee until his retirement from the Board in June 2007.  Mr. Fuller and Ms. Jenkins were continuing members and served on the Committee for the entirety of 2007.  The Board of Directors has adopted a written charter for the Committee, which is available without charge on our website, www.pvh.com, or by requesting a copy from the Secretary of the Company at the address listed on the last page of this Proxy Statement.  The charter provides for the Committee to be composed of three or more directors, all of whom must meet the independence requirement under the rules of the New York Stock Exchange.  Our Board has determined that all current members satisfy (and Mr. Grosman satisfied) such requirement.

Pursuant to the charter, the Nominating & Governance Committee is charged with (1) assisting the Board of Directors by identifying individuals qualified to become Board members and recommending to the Board director nominees for the next annual meeting of stockholders, (2) recommending to the Board Corporate Governance Guidelines applicable to us, (3) overseeing the annual evaluation of the Board and management and (4) recommending to the Board director nominees for each committee.

The Nominating & Governance Committee will consider for election to the Board of Directors a nominee recommended by a stockholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) each directorship currently held by the proposed nominee and (iv) a statement that the proposed nominee has consented to the nomination.  The recommendation should be addressed to our Secretary.

The Nominating & Governance Committee seeks and evaluates individuals qualified to become Board members for recommendation to the Board when and as appropriate.  In evaluating potential candidates, and the need for new directors, the Committee may consider such factors, including, without limitation, professional experience and business, charitable or educational background, performance, age, service on other boards of directors and years of service on our Board, as the members deem appropriate.

In 2007, we paid fees to Heidrick & Struggles International, Inc., an executive search firm, to assist the Committee in identifying potential candidates to fill vacancies on the Board.

The Nominating & Governance Committee held five meetings during 2007.

Performance Evaluation Committee

The Performance Evaluation Committee is currently composed of Messrs. Fuller, Maggin and Nasella.

The Board of Directors has adopted a written charter for the Performance Evaluation Committee, which is available without charge on our website, www.pvh.com, or by requesting a copy from the Secretary of the Company at the address listed on the last page of this Proxy Statement.  The charter provides for the Committee to be composed of three or more directors, including the Chairman of each of the Audit, Compensation and Nominating & Governance Committees of the Board or their designees from their respective committees.  All Committee members must be independent under the rules of the New York Stock Exchange.  The Board has determined that all current members satisfy such requirements.  The Performance Evaluation Committee is charged with discharging the Board’s responsibilities under the rules of the New York Stock Exchange relating to the evaluation of our Chief Executive Officer or other person serving as the principal executive officer of the Company.

The Performance Evaluation Committee, which was established in 2007, did not formally meet during 2007.  However, the members of the Committee worked with each other and the Senior Vice President, Human Resources throughout the fiscal year to engage an outside consultant and conduct an evaluation of our Chief Executive Officer and his performance.

Other Corporate Governance Policies

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines applicable to us.  The Nominating & Governance Committee reviews the Guidelines annually to determine whether to recommend changes to the Board to reflect new laws, rules and regulations and developing governance practices.  The Guidelines address several key areas of corporate governance, including director qualifications and responsibilities, Board committees and their charters, director independence, director access to management, director compensation, director orientation and education, evaluation of the Chief Executive Officer, management development and succession planning, and annual performance evaluations for the Board.  The Guidelines are available on our website, www.pvh.com.  Stockholders may also contact the Secretary of the Company at the address listed on the last page of this Proxy Statement to obtain a copy of the Guidelines without charge.

Code of Ethics; Code of Business Conduct and Ethics

We have a Code of Ethics for our Chief Executive Officer and our senior financial officers.  In addition, we have a Code of Business Conduct and Ethics for our directors, officers and employees.  These codes are posted on our website, www.pvh.com.  Stockholders may contact the Secretary of the Company at the address listed on the last page of this Proxy Statement to obtain a copy of either of these codes without charge.  We intend to disclose on our website any amendments to, or waivers of, the Code of Ethics that would otherwise be reportable on a current report on Form 8-K.  Such disclosure would be posted within four days following the date of the amendment or waiver.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon our review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act and on representations from our executive officers and directors, all filing requirements of Section 16(a) of the Exchange Act were complied with during the fiscal year ended February 3, 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee

Henry Nasella, Chairman

Mary Baglivo

Craig Rydin

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion and analysis is intended to provide you with an explanation of our current compensation program, with particular regard towards the compensation of our Chief Executive Officer, our Chief Financial Officer and our four most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer. We refer to these executive officers, collectively, as the “Named Executive Officers” throughout this Proxy Statement. We have included an additional officer in order to present compensation information for all of our executive officers, all of whom are members of the our operating committee, and in order to have a consistent group of “Named Executive Officers” from year to year.

The discussion includes our compensation philosophy and the program’s objectives, the elements of compensation used to pay our executives, and historical information regarding how our program has developed and how that relates to how our executive officers are currently compensated. We also address the particulars of the compensation we paid to the Named Executive Officers in 2007 and how our compensation program is administered. Although the discussion and analysis contained in this section is framed in terms of “our” (i.e., management’s) approach to compensation and also speaks to actions taken by the Compensation Committee of our Board of Directors, it should be noted that the entirety of our compensation program is a cooperative effort among management, the Compensation Committee and the full Board of Directors, with advice from an outside, independent compensation consultant, and the discussion and analysis is a reflection of that cooperative effort.

Compensation Committee Purpose and Function

The Compensation Committee is responsible for fulfilling its responsibilities relating to the compensation of our Chief Executive Officer and all of our other “executive officers.”  “Executive officers” is defined for these purposes by a New York Stock Exchange rule as all “officers” and “executive officers” under Rule 16a-1(f) of the Exchange Act and includes all of our Named Executive Officers, as well as four other senior executives. The Committee is also the administrative committee for all of our incentive compensation plans. The Committee also has overall responsibility for approving or recommending to our Board approval of and/or evaluating all of our compensation plans, policies and programs.

Compensation Consultant

The Compensation Committee has engaged a compensation consultant, Executive Compensation Advisors, an affiliate of Korn/Ferry International, to advise it on all matters related to the compensation of our Chief Executive Officer and the other executive officers and our compensation plans. The Committee used Executive Compensation Advisors in establishing compensation for 2007 and the current year and Mercer Human Resource Consulting for 2006 (and for several prior years).

The Compensation Committee directs the compensation consultant. The compensation consultant meets and works with the Committee, and the Chairman of the Committee, as well as with our Chief Executive Officer and our Senior Vice President, Human Resources, in developing each year’s compensation packages and any compensation plans to be considered by the Committee. Each year, the Committee identifies the aspects of the compensation program on which the compensation consultant should focus its efforts. In 2007, the Committee requested that the compensation consultant focus on the use of restricted stock units in lieu of, or in addition to, stock options and the use of performance share awards under our stock incentive plan instead of cash awards under our long-term incentive plan. The Senior Vice President,

Human Resources provides additional guidance to the Committee and reviews drafts of the materials the compensation consultant prepares for distribution to the Committee. The compensation consultant is used primarily to compile peer data, prepare tally sheets, help identify the appropriate types and terms of incentive compensation plans (e.g., in 2006, when our stock option plan had only a small number of shares available for grants, the consultant provided guidance on whether the awards under the replacement plan should be strictly options, as had been our practice until that time, or include other types of equity awards) and address developments in executive compensation. Additionally, the consultant is used to address specific issues identified by the Committee.

Executive Compensation Advisors also advises our Board’s Nominating & Governance Committee on director compensation. We have established a policy that management will not retain Executive Compensation Advisors, Korn/Ferry International or any other affiliate of Korn/Ferry International for any purpose without first informing and obtaining the approval of the Compensation Committee. No such approval has been sought by management.

Compensation Objectives

Our compensation program has four objectives:

(i)    to compensate our executive officers on an annual basis with a stable, secure cash salary at a market competitive level to retain and motivate these individuals and to attract new executives when necessary;

(ii)   to provide short-term and long-term incentives to our executive officers to attain certain financial targets and to reward certain accomplishments or activities;

(iii)  to link a portion of our executive officers’ compensation to long-term increases in value created for our stockholders by the efforts of these individuals; and

(iv)  to be consistent with our high ethical standards.

Our compensation program is structured to incentivize our executive officers to improve our performance, grow our business and increase stockholder value and to reward them if they attain these objectives. Consistent with this pay-for-performance philosophy, the incentive components listed in items (ii) and (iii) comprise the largest portions of the compensation packages and require improved performance levels of our stock (in the case of stock options and restricted stock units) and the attainment of earnings per share, return on equity and/or divisional earnings improvement (in the case of other incentives) in order for our Named Executive Officers to earn the majority of their potential compensation.

Both objective and subjective factors are considered in making compensation decisions for individuals and in establishing compensation plans, policies and programs. These factors include, but are not limited to, compensation practices of competitors, relative compensation within our executive group, individual, business unit and corporate performance, tenure with the Company, job responsibility, potential for advancement and the recommendations of the top executive officers, including the Chief Executive Officer. There is no specific weight assigned to these factors and no one factor nor group of factors is dispositive in establishing the compensation packages for our Named Executive Officers.

Compensation Procedure and Philosophy

The compensation of our executive officers is based upon the philosophy that executive compensation should be aligned with financial performance and stockholder value. We strive to attract and retain highly qualified talent by rewarding superior, measurable performance. The Compensation Committee annually reviews practices within our peer group and the marketplace to ensure that our practices are consistent with stockholder interests, applicable compliance requirements and the ability to recruit, retain and motivate qualified associates.

Compensation Components

Compensation for our executive officers includes the following:

(i)    short-term components consisting of base salary and annual cash bonuses, principally under our Performance Incentive Bonus Plan;

(ii)   long-term components consisting of time-based stock options and restricted stock units, cash awards under our Long-Term Incentive Plan and performance share awards; and

(iii)  a benefits component.

Our Stock Incentive Plan permits the granting of the equity awards identified above, as well as restricted stock, stock appreciation rights and other stock-based awards. Prior to 2006, our only permissible form of equity-based compensation had been stock options. As discussed below, the Compensation Committee began granting restricted stock units and performance share awards in 2007. In establishing future executive officer compensation packages, the Committee may utilize the other types of awards available under the Stock Incentive Plan and/or adopt additional long-term incentive and/or annual incentive plans to meet the needs of changing employment markets and economic, accounting and tax conditions. It is anticipated that any such new plans would be submitted to stockholders for approval.

Our compensation program does not rely to any significant extent on pension and welfare benefits or perquisites. However, we believe that, taken as a whole, our pension and welfare benefit plans are generally competitive. We also believe that the benefits offered under these plans and programs to executive officers serve a different purpose than do the other components of compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on compensation and years of service. Benefits offered to executive officers are those that are offered to the general employee population, with some variation, including to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

Administration of Compensation Programs

Our management, the Compensation Committee, our Board of Directors and the compensation consultant work in a cooperative fashion. The compensation consultant advises the Committee on compensation developments, plan design and similar matters, as well as in developing compensation packages and providing market data. New plans, plan amendments and the overall compensation program are presented to the Board by the Committee, which then reviews and considers them for approval. The Board also reviews annually the proposed compensation package for our Chief Executive Officer, prior to its approval by the Committee, and approves any material changes in our Chief Executive Officer’s compensation arrangements. Management works with the Committee and the compensation consultant to report on executive performance, particular business issues facing an executive or his or her division, and management’s views on the efficacy of and incentives behind the compensation program in order to assist in the establishment of performance goals, the adjustment of salaries, the award of discretionary bonuses and related matters.

Our Chief Executive Officer provides input on and makes recommendations with respect to the compensation, including annual salary adjustments and grants of awards under our incentive plans, of the officers whose compensation is set by the Compensation Committee, including the other Named Executive Officers. The Committee approves the compensation of these officers taking into consideration his input and recommendations. Our Chief Executive Officer also discusses his own compensation with the Chairman of the Committee and makes a request regarding any salary increase and change in incentive awards. These requests are considered by the Committee in connection with the Committee’s annual compensation decisions with respect to our Chief Executive Officer.

Our executive officer compensation program and the compensation package of each executive officer are reviewed annually by the Compensation Committee. On a program-wide basis, the Committee considers whether our incentive plans provide appropriate means of compensating our executives (e.g., cash versus stock, time-based versus performance-based incentives, etc.), the proximity of the expiration of existing plans, stock availability under existing plans and developments in the field of incentive compensation. We seek to use generally accepted and commonly used types of plans and awards that provide clear accounting treatment and that are understandable to stockholders and executives alike. We have designed our newest plans to be flexible in their application so that we have the tools available to develop compensation packages with the appropriate mix of fixed and at-risk components, short- and long-term incentives, and cash and equity awards with appropriate terms. In making decisions regarding changes to our compensation program and our executive officers’ compensation packages, the Committee is guided by the philosophy that a majority of our executive officers’ compensation packages should consist of components that are linked to business, corporate and/or stock performance.

The Compensation Committee’s annual review also includes consideration of the various elements of our executive compensation packages, including whether there should be general or specific salary increases, whether potential payouts as a percentage of salary should change, and whether to alter the mix between cash and equity compensation. This review also addresses the more specific issues of setting targets under our incentive plans and whether an individual executive’s performance, promotion or change in circumstances warrant changes to his or her compensation package that are different from the other executives as a group.

Industry Peer Group

The Compensation Committee considers a study compiled by its compensation consultant of compensation packages for an industry peer group, generally culled from public filings, and published compensation benchmark surveys as part of its review when considering the packages. The companies in the peer group are identified by the compensation consultant and approved by the Committee on an annual basis. The peer group is used to provide market context for compensation decisions, both because these are the companies with which we compete for executive talent and because their general similarity in size, business and economics aid the Committee in assessing the reasonableness of our compensation packages. In formulating the peer group, the consultant identifies companies with a similar business mix and of a comparable size to us. The peer group for 2007 consisted of the following public companies in the apparel and footwear industry:

•	Burberry Limited;
•	Coach, Inc.;
•	Guess?, Inc.;
•	Jones Apparel Group, Inc.;
•	Kellwood Co.;
•	Kenneth Cole Productions, Inc.;
•	Liz Claiborne Inc.;
•	Oxford Industries, Inc.;
•	Perry Ellis International, Inc.;
•	Polo Ralph Lauren Corporation;
•	Quicksilver, Inc.;
•	The Timberland Company;
•	VF Corp.; and
•	Warnaco Group, Inc.

Although VF Corp. and Kenneth Cole Productions, Inc. may not be considered to be of comparable size, we included them because their businesses are similar to ours and the compensation consultant has advised us that their inclusion is preferable in creating a proper sized group for benchmarking.

The peer group is reviewed annually, and companies have come into or out of the group over the years due to going public, going private, being acquired, or emerging from bankruptcy. For example, Tommy Hilfiger Corporation, which was our peer group in 2006, was removed for 2007 because it ceased to be a public company in May 2006. Another example is Hanesbrands Inc., which became a public company in 2006. Hanesbrands did not have sufficient compensation data publicly available when compensation data was considered in 2007 but has been added to the peer group for 2008, as there is now sufficient data available as we make decisions regarding 2008 compensation.

Use of Tally Sheets

We instituted the practice of using tally sheets when reviewing the compensation packages for our Named Executive Officers beginning in 2006. The tally sheets cover prior year compensation, proposed compensation for the then current year and eight different termination of employment scenarios, including termination with or without cause or for good reason, voluntary termination, normal and early retirement and termination after a change in control, and 12 elements of compensation, including severance, value receivable under cash incentive, equity, pension, savings and deferred compensation plans, as well as the value of any tax gross-ups.

The tally sheets provide both a snapshot of current compensation opportunities and benefits and a quantification of payments and other value an executive would receive in various termination of employment scenarios. As such, they enable the Compensation Committee to see and evaluate the full range of executive compensation, understand the magnitude of potential payouts as a result of retirement, change in control and other events resulting in termination of employment, and consider changes to our compensation program, arrangements and plans in light of “best practices” and emerging trends. The Committee considers the information provided through the tally sheets, along with financial and market performance, individual performance, internal pay equity and peer and market data in making its compensation decisions.

Consideration of Wealth Accumulation

While the Compensation Committee does look at “wealth accumulation” calculations – how much an executive is projected to accrue over time or receive through certain benefits – it does not believe it to be a determinative factor on its own, but rather must be looked at considering all relevant factors. The reason for this view is two-fold. First, we believe it both necessary and appropriate to continue to compensate our executives for their on-going individual performance and the Company’s on-going performance and provide pension and other post-employment benefits that properly reflect years of service. We believe that were we to discontinue incentive compensation awards, benefit accruals or other components of compensation, there could be less of an incentive for our executives to continue to perform at the high levels at which we believe they have performed and could even cause them to seek alternative employment at a competitor who would offer a full range of incentive compensation. Reducing an executive’s compensation as a result of the amount of prior compensation (which is largely dependent upon our financial and stock performance) would unfairly penalize an executive for the executive’s and the Company’s past success. Moreover, because the most significant vehicle for wealth accumulation is equity awards, and the amount of the benefit of equity awards is largely dependent on creating stockholder value through increases in the price of our stock, executives receive the full benefit from equity awards only with improved company performance and the resulting improvement in share price. This is consistent with aligning stockholder and management’s interests. We do, of course, consider factors such as whether the mix of compensation needs to change over time to reflect changes relative to the Company (such as a change in growth trajectory), and the individual executive (such as proximity to retirement). We also consider whether existing long-term awards already provide sufficient incentives to retain and motivate our executives, such that an additional award is not warranted with respect to an overlapping period, and whether existing awards payout as expected and produce the desired results. In addition, other adjustments will be made as the need arises, for instance as a result of changes in applicable tax or accounting rules, to encourage different desirable results.

Second, we historically have had executives with long tenures. All of our prior chief executive officers were employed with the Company for more than 30 years. The average tenure (including, in one case, service with a business we acquired) of our Named Executive Officers is over 14 years. The remaining 26 members of our senior executive team have an average tenure (including, in two cases, service with a business we acquired) of over 17 years. As a result, retirement plan values are significant. Although some of these plans, such as the AIPs (our 401(k) plan) and Supplemental Savings Plan (a non-qualified deferred compensation plan), are largely funded by the executive through payroll deductions, those plans also include Company matching contribution, and we also provide Company-funded pension plans.

Targeted Compensation

The compensation levels of our top two executives, Messrs. Chirico and Sirkin, are targeted to approximate the peer group median if we achieve our budget, to exceed the median and approach the 75th percentile of competitive compensation levels if we exceed our budget and to be below the competitive median if our budget is not attained. A similar approach is taken with respect to the other Named Executive Officers. We focus on the median and refer to the 25th and 75th percentiles of the peer group data to understand the market range. We use this approach, as our consultant has demonstrated that it diminishes the disproportionate affect caused by the “outliers” that pay well above or well below the balance of the group. This benchmarking explains the differences in the compensation among our Named Executive Officers, including the differences in the percentage of base salary payable under our incentive awards. Other than these differences, our policies and decisions relating to our Named Executive Officers are not materially different among these officers.

When establishing annual compensation for our Named Executive Officers, the Compensation Committee considers the following as constituting total potential compensation:

•	base salary (for the one year period that begins on June 1 of each year, which is when base salary increases generally take effect);

•	potential bonus under the Performance Incentive Bonus Plan for the then current fiscal year;

•	potential value to be received under cash long-term incentive awards and performance share awards;

•

stock option grants, valued based upon the methodology provided by the compensation consultant (with the value of certain grants, such as special grants made in connection with promotions, being spread over multiple years); and

•	restricted stock unit grants, valued based on the current price of our Common Stock.

Payouts under our Performance Incentive Bonus Plan and our cash-based Long-Term Incentive Plan and of performance share awards under our Stock Incentive Plan are dependent upon, and vary with, our performance. As such, the value of these awards, as well as each Named Executive Officer’s total compensation, is considered at threshold, target and maximum levels.

We compare the potential total compensation that a Named Executive Officer can earn to the comparable peer group positions to ensure that the amounts are consistent with the desired benchmarking for the Named Executive Officers’ compensation.

We look at the total compensation paid or expected to be paid to the Named Executive Officers for a fiscal year when establishing the compensation package for the immediately following fiscal year. We then compare the total compensation to that of the most comparable executives at the companies in the peer group and how our financial performance (based on earnings per share and return on equity over a one-year and three-year period) compares to that of the peer group. We then compare each Named Executive Officer’s compensation percentile to our financial performance percentile against the peer group. This is done because we believe that the compensation of a Named Executive Officer to that of the peer group should be aligned with our relative financial performance. In the event that these measures are not aligned, the Compensation Committee will consider this when setting the following year’s compensation.

Key Elements of Compensation

Allocation Among Compensation Components

Our compensation program does not provide for a specific mix of base salary, annual incentive and long-term incentive components. Ideally, we would like salaries to approximate the median, while the other components would provide for annual cash compensation and total compensation to reach the levels discussed above based on short-term and long-term performance.

For most of our history, we had no bonus or other incentive compensation plans, other than stock options. Furthermore, we were limited (and continue to be limited) in the number of options and other equity awards we could grant to individuals, as we had relatively small option plans due to a small market capitalization and the need to temper possible dilution. Also limiting our ability to give large grants is our long-standing practice of awarding options to a relatively large group of our associates. As a result, salaries were generally increased annually (other than the chief executive officer’s salary) and tended to be higher than otherwise might have been desired for the fixed portion of our compensation packages. Base salaries being a higher percentage of the total compensation package has also been the result of our good fortune of generally having a long-tenured executive management team that we believe is highly qualified and responsible for our success, as we had to award raises continuously on top of base salaries that were higher than the peer group data would suggest they should be because of the lack of other compensation elements to award performance and achievement.

We instituted annual performance-based bonus plans in an effort to slow down increases of base salaries and provide for performance-based incentive compensation in addition to the long-term incentive provided through stock options. In addition, we instituted for certain of our executive officers a cash-based long-term incentive plan to address further the base salary issue, as well as shortfalls in total compensation (when comparing our executive officer compensation to our peer group) due, in part, to the inability to use stock-based awards. In 2007, we began to make awards of performance shares, which serve the same purpose as the long-term incentive plan awards but payout in stock in lieu of making awards under the cash-based Long-Term Incentive Plan. The performance share awards were made only to the Named Executive Officers.

Base Salaries

Annual salaries are determined by evaluating our overall performance, the performance of each individual executive officer, and the performance of their division for operational executives, as well as by considering market forces, peer data and other general factors believed to be relevant, including time between salary increases, promotion (and, if applicable, the base salary of the predecessor in the position), expansion of responsibilities, advancement potential, and the execution of special or difficult assignments. Additionally, the Compensation Committee takes into account the relative salaries of the Named Executive Officers and determines what it believes are appropriate compensation level distinctions between our Chief Executive Officer and the other Named Executive Officers and among each of the other Named Executive Officers. There is no specific relationship between achieving or failing to achieve budgeted estimates or our stock or financial performance and the annual salaries determined by the Committee for any of the executive officers. No specific weight is attributed to any of the factors considered by the Committee; the Committee considers all factors and makes a subjective determination, based upon the experience of its members, the information and analysis provided by the compensation consultant and the recommendations of the Chief Executive Officer and the Senior Vice President, Human Resources. The information provided by the compensation consultant includes both publicly available data of the peer group and third party compensation surveys.

We have made a concerted effort to hold down base salaries in recent years and have, instead, increased the opportunity under both the short-term and long-term performance-based components of compensation. However, we have continued to grant salary increases to the Named Executive Officers related to promotions, expansion of responsibilities, and advancement potential, and to take into account the relative salaries of the Named Executive Officers. Under this practice, Mr. Shaffer and Mr. Zaccaro each received an increase of $50,000 in 2007. These increases were made as part of their annual reviews to bring their salaries more closely in line with comparable positions in the peer group, as well as the relative salaries among the Named Executive Officers. In addition, Mr. Sirkin received a $10,000 increase in 2007 to defray the cost of certain of his perquisites that were eliminated.

Short-Term Incentives

Performance Incentive Bonus Plan. The purpose of our 2005 Performance Incentive Bonus Plan is to provide cash compensation on an annual basis that is at-risk and contingent on the achievement of overall Company performance or divisional performance, as appropriate. The Plan allows for goals to be set based upon numerous different performance criteria, but to date the Compensation Committee has only set targets based on our earnings per share or the net earnings of our businesses during the applicable year. These goals were chosen based on the advice of the compensation consultant as to what measures of performance are used by the companies in our industry peer group and are accepted by investors and analysts as performance measures that contribute to stockholder value.

The Named Executive Officers can receive bonuses under our 2005 Performance Incentive Bonus Plan. Bonuses for the Chief Executive, Chief Operating and Chief Financial Officers are based on annual earnings goals for the Company as a whole. Typically, to pay out at the target level, the Company must have earnings per share that falls within the guidance management provides to the financial market based on the budget approved by the Board of Directors. Bonus compensation in the case of the Vice Chairmen and the President of Calvin Klein are principally based on the annual earnings goals for their respective divisions, but also have a component based on annual earnings targets for the Company as a whole. The divisional earnings goals are the budgeted earnings included in the annual budget approved by the Board and upon which management provides earnings and revenues guidance to the financial market. The goals exclude special items identified at the time the awards are made.

As discussed below, Messrs. Shaffer, Murry and Zaccaro were granted increased performance incentive bonus payouts for 2007 in lieu of a performance share award for a one-year performance cycle. See “– Key Elements of Compensation – Long-Term Incentives – Long-Term Incentive Plan Awards and Performance Share Awards.”

The Compensation Committee established targets for 2007 for the Named Executive Officers in April 2007. The targets, which are based on our annual corporate earnings guidance, were as follows:

Threshold Earnings Per Share	Increase Over Prior Year EPS(1)	Target Earnings Per Share	Increase Over Prior Year EPS(1)	Maximum Earnings Per Share	Increase Over Prior Year EPS(1)
($)	(%)	($)	(%)	($)	(%)
2.92	11	3.02	15	3.42	31

(Footnote appears on following page)

(Footnote to table on previous page)

(1)

Our 2006 earnings per share to which the above amounts are compared excluded special items. The excluded items included (but were not limited to) the costs of the secondary offering of our Common Stock completed in May 2006, costs associated with our closing in May 2006 of our dress shirt facility in Ozark, Alabama, costs relating to the departure of our former Chief Executive Officer, and a one time pre-tax gain associated with our sale of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia. As such, our 2006 earnings per share constitutes a “non-GAAP financial measure,” which is how we look at our performance as compared to other periods. The above amounts were based upon the budget reviewed and approved by our Board for 2007.

Our 2007 actual earnings per share were $3.21, representing a 22.5% increase over 2006 non-GAAP earnings per share. Each of the Named Executive Officers who received payouts with respect to our annual corporate earnings earned bonuses with respect to this component for 2007 at an amount between the target and maximum levels as a result.

The potential payouts (as percentage of base salary) and actual payouts (as percentage of base salary and in dollar amounts) were as follows with respect to Messrs. Chirico, Sirkin and Shaffer, the Named Executive Officers who received payouts based solely on our annual corporate earnings:

Name	Threshold		Target		Maximum		Actual		Actual
	(%)		(%)		(%)		(%)		($)
Mr. Chirico	50		100		200		147.5		1,475,000
Mr. Sirkin	40		75		195		132.0		1,201,200
Mr. Shaffer	40	(1)	80	(1)	190	(1)	132.3	(1)	628,188	(1)

(1)          Includes 10%, 20% and 40% of base salary that was payable in lieu of a grant of a performance share award for a one-year performance cycle at the threshold, target and maximum levels, respectively, and 29.5% (a payment of $140,125) actually paid in lieu of such performance share award.

Messrs. Duane, Murry and Zaccaro received bonus payouts based upon our total corporate earnings and the net earnings of the businesses or divisions for which each has overall responsibility - our wholesale dress shirt and sportswear divisions for Mr. Duane, our Calvin Klein licensing, advertising and retail businesses for Mr. Murry, and our IZOD, Van Heusen, Geoffrey Beene and Bass retail businesses for Mr. Zaccaro.

The divisional targets based on net earnings, which include an interest charge and exclude certain corporate charges used for segment reporting, for these executives were as set forth below. We would typically expect to award bonuses based only on growth of a business. However, the 2007 target level of earnings for our wholesale dress shirt and sportswear divisions combined was lower than actual 2006 earnings primarily due to the expected start-up costs associated with our Timberland wholesale sportswear business, and the 2007 target level for our Calvin Klein licensing, advertising and retail businesses was lower than actual 2006 earnings primarily due to the expected start-up costs associated our Calvin Klein specialty retail stores. The 2007 target level for our IZOD, Van Heusen, Geoffrey Beene and Bass retail businesses was lower than actual 2006 earnings due to conservative expected increases in comparable store sales.

Name	Threshold	Increase Over Prior Year Net Earnings	Target	Increase Over Prior Year Net Earnings	Maximum	Increase Over Prior Year Net Earnings
	($)	(%)	($)	(%)	($)	(%)
Mr. Duane	149,124,000	(6.1)	151,754,000	(4.4)	167,534,000	5.5
Mr. Murry	118,105,000	(4.3)	120,680,000	(2.2)	136,127,000	10.3
Mr. Zaccaro	37,721,000	(12.8)	39,614,000	(8.5)	50,969,000	17.8

The potential payouts (as percentages of base salary) and actual payouts (as percentage of base salary and in dollar amounts) for these executives were as follows:

Name	Earnings Component	Threshold		Target		Maximum		Actual		Actual
		(%)		(%)		(%)		(%)		($)

Mr. Duane	Company	5.0		10.0		25.0		17.1		137,000
	Division	25.0		50.0		125.0		48.8		390,000
	Total	30.0		60.0		150.0		65.9		527,000

Mr. Murry	Company	12.5	(1)	25.0	(1)	55.0	(1)	39.3	(1)	333,625	(1)
	Division	25.0		50.0		125.0		125.0		1,062,500
	Total	37.5		75.0		180.0		164.3		1,396,125

Mr. Zaccaro	Company	12.5	(1)	25.0	(1)	55.0	(1)	39.3	(1)	294,375	(1)
	Division	25.0		50.0		125.0		0.0		0
	Total	37.5		75.0		180.0		39.3		294,375

(1)

Includes 7.5%, 15% and 30% of base salary that was payable in lieu of a grant of a performance share award for a one-year performance cycle at the threshold, target and maximum levels, respectively, and 22.1% (a payment of $188,063 for Mr. Murry and $165,938 for Mr. Zaccaro) actually paid in lieu of such performance share award.

Discretionary Bonuses. The Compensation Committee has the authority to award annual bonuses to executive officers on a discretionary basis. The Committee typically awards discretionary bonuses for undertaking additional duties or accomplishing specific projects or achieving specific benefits for the Company, such as special efforts in connection with a transaction, the disposition on favorable terms of corporate assets and special efforts in connection with corporate initiatives. The Committee may also award discretionary bonuses based on other factors. The Committee has the authority to place restrictions, such as a vesting period, on any discretionary bonus it awards to an executive officer.

We paid discretionary bonuses for 2007 to Messrs. Zaccaro and Duane to recognize accomplishments not reflected in the financial performance that drives the formulaic bonuses payable to them in respect of the businesses or divisions for which each has overall responsibility.

We paid Mr. Zaccaro a $100,000 discretionary bonus to recognize his role in the improved economic performance of the Bass retail business, the development of a concept for a specialty retail store test for our heritage brands and providing guidance to the Van Heusen and IZOD brand teams assembled as part of an initiative to maintain the focus of each of our owned brands and to address changes in consumer habits and attitudes and the retail landscape.

We paid Mr. Duane a $330,000 discretionary bonus to recognize his oversight and guidance of our newly assembled Timberland and IZOD women’s sportswear teams in connection with the upcoming launch of our Timberland line and the successful launch of the in-house IZOD women’s sportswear business. This bonus also reflects Mr. Duane’s role in the development and successful roll-out of the new Calvin Klein sportswear shop-in-shop concepts and successful expansion of the distribution of the collection, in guiding the ARROW and IZOD brand teams in connection with the brand initiative described above, and in executing an initiative to improve dress shirt inventories with certain accounts designed to increase sales and turnover.

The Compensation Committee considered the recommendations of the Chief Executive Officer, the compensation paid to Messrs. Duane and Zaccaro in prior years, and the targeted compensation for Messrs. Duane and Zaccaro for 2008 in establishing the amount of the discretionary bonuses.

Long-Term Incentives

Stock Options and Restricted Stock Units. We grant stock options and/or restricted stock units to the Named Executive Officers. These awards are made based on the fair value of the grant. These awards are granted to the Named Executive Officers in an amount such that the value of the award, when combined with base salaries, potential bonuses under the Performance Incentive Bonus Plan and potential payouts under the Long-Term Incentive Plan and/or as a result of the vesting of performance shares awards, would generally provide for compensation consistent with our compensation philosophy described above.

Our sole equity-based compensation through 2006 had been stock options granted under various stock option plans approved by stockholders. Stock options are designed to align the interests of grantees with those of our stockholders and their value is at-risk. Generally, the options we have granted may not be exercised until the first anniversary of the date of grant and become fully exercisable in equal annual installments through the fourth anniversary of the date of the grant. The stock options granted to our Named Executive Officers typically remain exercisable during employment until the tenth anniversary of the date of grant. We believe that this approach provides an incentive to the executive to increase stockholder value over the long term, since the full benefit of the options granted cannot be realized unless stock price appreciation occurs over a number of years.

We began to issue restricted stock units in 2007. Restricted stock units represent the right to receive one share of Common Stock for each unit awarded, subject to vesting. The restricted stock unit grants vest in increments of 25%, 25% and 50% on the second, third and fourth anniversaries of the date of grant, respectively, and are settled by the delivery of stock as soon as practicable after the vesting date. Our decision to grant restricted stock units was based on our belief that while stock options have their benefits, restricted stock units generally better align the interests of grantees with stockholders, as both increases and decreases in our stock price have the same effect on associates holding restricted stock units as they do on stockholders. We use a different vesting schedule for restricted stock units than we do with options because we believe the later start to the commencement of vesting of restricted stock units better aligns associates’ interests with those of longer-term stockholders and provides an effective retention tool, which we believe further benefits stockholders. We believe that associates generally place more value on restricted stock units and are better incentivized to increase stockholder value because restricted stock units have a clear value – market price – at the time of grant and are clearly affected by the rise and fall of our stock price. This is compared to stock options, which may be perceived by some to have little or no value at the time of grant as they may never be realized as compensation unless the stock price exceeds the exercise price. Our decision to award restricted stock units also helped reinforce the Board’s decision to adopt ownership guidelines for the Named Executive Officers in 2008, as discussed below. The decision to grant restricted stock units was made in consultation with our compensation consultant, who advised us that other comparable companies were granting restricted stock units in lieu, of or in addition to stock options.

With one exception, we granted both options and restricted stock units to the Named Executive Officers. This decision was made to obtain the benefits of both restricted stock units, which we believe better align grantees’ interests to that of stockholders, and stock options, which we believe better capture pay for performance by providing a reward only if our stock price increases. We did not grant stock options to Mr. Sirkin in 2007. In connection with his promotion to Chief Operating Officer, Mr. Sirkin received a grant of 135,000 stock options in January 2006 which vests in three unequal installments (of which 15,000 shares underlying the grant vested six months after the grant date, 60,000 shares underlying the grant vested on the second anniversary of the grant and 60,000 shares underlying the grant will vest on the third anniversary of the grant) and was intended to replace his option grants for the following three years. The reason for the different vesting terms from the standard vesting terms is to reflect the proximity Mr. Sirkin is to retirement age and to ensure that he completes his expected and desired service over this time period.

Timing of Equity Awards. Our equity award policy provides that the annual equity grant to Named Executive Officers generally will be approved by the Compensation Committee at a Committee meeting held during the period commencing two days after the public release of the prior year’s earnings results and ending two weeks prior to the end of the first fiscal quarter of the current year. Equity awards may be made to the Named Executive Officers outside of the annual grant process in connection with a promotion, assumption of new or additional duties or other appropriate reason. All such grants to Named Executive Officers must be approved by the Committee and will generally be made on the first business day of the month following the effective date of the promotion or the assumption of new or additional duties or the date of the precipitating event, as applicable. The Committee retains the discretion not to make grants at the times provided in the policy if the members determine it is not appropriate to make a grant at such time. Additionally, the Committee retains the discretion to make grants, including an annual equity grant, at times other than as provided in the policy if the members determine circumstances, such as changes in accounting and tax regulations, warrant making a grant at such other times.

The exercise price of options granted is required to be equal to the “fair market value” of a share of our Common Stock on the date of grant. Fair market value is currently defined as the closing price of our Common Stock on the date of grant.

Long-Term Incentive Plan Awards and Performance Share Awards. Our Named Executive Officers are eligible to receive awards under our 2005 Long-Term Incentive Plan. The LTIP provides for cash payouts upon the achievement of goals established by the Compensation Committee at the beginning of each performance cycle. Performance cycles typically consist of three consecutive fiscal year periods, although the LTIP permits cycles of any length in excess of 12 months. The purpose of the LTIP is to provide cash compensation that is at-risk and contingent on the achievement of the selected performance criteria over an extended period.

Our Named Executive Officers are also eligible to receive awards of performance shares under our 2006 Stock Incentive Plan. In 2007, we began using performance shares in lieu of awards under the Long-Term Incentive Plan. These performance share awards use the same cycles and performance measures as the LTIP, but provide for payouts in shares of our Common Stock instead of cash upon the achievement of the goals established by the Compensation Committee at the beginning of each performance cycle. Although performance cycles are expected to typically consist of three consecutive fiscal year periods, as was the case with LTIP awards, Messrs. Shaffer, Murry and Zaccaro were also given awards of performance shares for a two fiscal year period covering 2007 and 2008, as explained below. The purpose of performance share awards is to provide compensation in the form of Common Stock that is at-risk and contingent on the achievement of the selected performance criteria over an extended period.

The awards made under the Long-Term Incentive Plan and the performance share awards require the Company to achieve both cumulative earnings growth and improvement in return on equity over the applicable performance cycle. (The LTIP and the 2006 Stock Incentive Plan allow for goals to be set based upon numerous different performance criteria, but to date the Compensation Committee has only set targets based on the criteria noted.)  The goals exclude special items identified at the time the awards are made and typically would include most, if not all of the same special items as are excluded for awards given the same year under our Performance Incentive Bonus Plan.

Payouts under the Long-Term Incentive Plan are equal to a percentage of base salary based on the achievement of the targets established by the Compensation Committee. Performance share award payouts are in the form of Common Stock and are determined by taking a percentage of the recipient’s base salary and converting the dollar amount to a number of shares issuable, based on the value of our Common Stock when the award is granted. The targets provide for threshold goals (performance below which would result in no payout being made), target goals, and maximum goals (performance above which no additional payout is earned), with achievement of levels between goals equal to a percentage of base salary or number of shares that is on a straight-line basis between the two goals. The amount of a participant’s payout, if any, is determined by the Committee prior to the end of the first quarter of the fiscal year immediately following the end of the performance cycle. Payouts of LTIP and performance share awards have been weighted towards the achievement of earnings growth, while the return on equity serves as a check to prevent any “engineering” of earnings and ensure that the participant’s interests are aligned with those of our stockholders. Our decision to issue performance shares was based on our belief that performance share awards have an additional link to performance; if the financial targets are not met or met only at the lower levels, recipients would be adversely affected as a result of receiving fewer or no shares and any shares received will have a lower value if our stock price falls as a result of our financial performance. Therefore, we believe that performance shares further align the interests of our Named Executive Officers with stockholder interests as compared to the cash LTIP awards.

Messrs. Shaffer, Murry and Zaccaro were added in 2007 to the group of Named Executive Officers receiving long-term incentive awards covering multiple-year periods. These individuals were included in the group to put them in a comparable position to others on the operating committee (which consists of all of our Named Executive Officers) and because it was determined that providing a higher percentage of long-term compensation that is equity based is a more appropriate compensation structure for these officers based upon peer group data. The structure of the awards provided to these three individuals consisted of increased performance incentive bonus payouts for 2007, in lieu of a performance share award for a one year performance cycle; awards of performance shares covering the 2007 through 2008 performance cycle, which corresponds to the remaining portion of a performance cycle for which the other Named Executive Officers have outstanding awards under our Long-Term Incentive Plan; and awards of performance shares covering the 2007 through 2009 performance cycle, which were given to all Named Executive Officers.

The decision to provide increased performance incentive bonus payouts for 2007 in lieu of a performance share award for the one-year performance cycle was made because bonuses were considered as most closely emulating the risk and goals associated with a performance share award for a one-year performance cycle. This approach is similar to that taken in 2006 when two other Named Executive Officers became part of the group eligible to received awards under the Long-Term Incentive Plan, which serve a similar purpose as performance share awards and were replaced in 2007 with performance share awards.

Payouts under 2005 – 2007 LTIP Performance Cycle

Mr. Chirico received a payout at the maximum level in the current fiscal year with respect to the three-year performance cycle ended February 3, 2008 based on our attainment of $7.86 cumulative three year earnings per share and a return on equity of 16.7%.  Mr. Chirico is the only Named Executive Officer who received an award under the Long-Term Incentive Plan for this performance cycle.  The earnings per share growth targets with respect to the three-year performance cycle ended February 3, 2008 were as follows:

Threshold Cumulative Earnings Per Share	Compound Growth	Target Cumulative Earnings Per Share	Compound Growth	Maximum Cumulative Earnings Per Share	Compound Growth
($)	(%)	($)	(%)	($)	(%)
5.00	10	5.49	15	6.53	25

The average return on equity goals were 11.4% at threshold, 12.4% at target and 14.4% at maximum.

Potential payouts (as percentages of base salary) and actual payouts (as a percentage of base salary and in dollar amount) were as follows:

Threshold	Target	Maximum	Actual	Actual
(%)	(%)	(%)	(%)	($)
50	80	160	160	1,600,000

Payouts under 2006 – 2007 LTIP Performance Cycle

Messrs. Sirkin and Duane received a payout at the maximum level in the current fiscal year with respect to the two-year performance cycle ended February 3, 2008 based on our attainment of $5.83 per share and a return on equity of 17.2%.  They are the only Named Executive Officers who were eligible to receive a payout under the Long-Term Incentive Plan with respect to that cycle.  The earnings per share growth targets with respect to the two-year performance cycle ended February 3, 2008 were as follows:

Threshold Cumulative Earnings Per Share	Compound Growth	Target Cumulative Earnings Per Share	Compound Growth	Maximum Cumulative Earnings Per Share	Compound Growth
($)	(%)	($)	(%)	($)	(%)
4.34	10	4.65	15	5.29	25

The average return on equity goals were 13.1% at threshold, 14.0% at target and 15.6% at maximum.

Potential payouts (as percentages of base salary) and actual payouts (as percentages of base salary and in dollar amounts) were as follows:

Name	Threshold	Target	Maximum	Actual	Actual
	(%)	(%)	(%)	(%)	($)
Mr. Sirkin	10	25	55	55	500,500
Mr. Duane	10	20	40	40	320,000

Performance Share Awards

All of the Named Executive Officers received awards of performance shares in 2007 with respect to a performance cycles covering 2007 through 2009.  Messrs. Murry, Shaffer and Zaccaro received awards of performance shares in 2007 with respect to a performance cycle covering 2007 and 2008.  The earnings per share growth targets with respect to the performance cycle are as follows:

Performance Cycle	Threshold Cumulative Earnings Per Share	Compound Growth	Target Cumulative Earnings Per Share	Compound Growth	Maximum Cumulative Earnings Per Share	Compound Growth
	($)	(%)	($)	(%)	($)	(%)
2007-2009	9.54	10	10.48	15	12.49	25
2007-2008	6.05	10	6.49	15	7.37	25

The average return on equity goals for the 2007-2009 performance cycle are 14.4% at threshold, 15.6% at target and 18.0% at maximum.  The average return on equity goals for the 2007-2008 performance cycle are 14.9% at threshold, 15.8% at target and 17.7% at maximum.

Potential payouts in shares of Common Stock (and the approximate percentage of salary used to calculate the number of shares issuable) are as follows:

		2007-2009 Performance Cycle			2007-2008 Performance Cycle
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Chirico	Shares (#)	10,200	18,500	40,700	0	0	0
	% of Salary	55	100	220	0	0	0

Mr. Sirkin	Shares (#)	1,700	4,200	9,200	0	0	0
	% of Salary	10	25	55	0	0	0

Mr. Shaffer	Shares (#)	900	1,800	3,600	900	1,800	3,600
	% of Salary	10	20	40	10	20	40

Mr. Duane	Shares (#)	1,500	3,000	6,000	0	0	0
	% of Salary	10	20	40	0	0	0

Mr. Murry	Shares (#)	1,200	2,400	4,800	1,200	2,400	4,800
	% of Salary	7.5	15	30	7.5	15	30

Mr. Zaccaro	Shares (#)	1,050	2,100	4,200	1,050	2,100	4,200
	% of Salary	7.5	15	30	7.5	15	30

Other Benefits

Our Named Executive Officers are participants in our Pension Plan, Supplemental Pension Plan, Associates Investment Plan for Salaried Associates, Supplemental Savings Plan and Executive Medical Reimbursement Insurance Plan.  In addition, Messrs. Chirico, Sirkin and Duane are parties to capital accumulation program agreements with the Company.  See “Executive Compensation – Defined Benefit Plans” for a description of these programs.

Perquisites are limited and generally consist of discounts in Company retail stores available to all employees and, in certain cases, clothing allowances, gym memberships, and travel, hotel and recreational activities of executives’ spouses during our annual off-site budget, planning and strategy meetings.  Additionally, as part of certain of our marketing activities, including as the naming rights sponsor of the IZOD Center sports and entertainment arena and of the lifeguards at the Walt Disney World Resorts, we have a limited number of tickets to all events at the IZOD Center and to certain professional football games at Giants Stadium, which is located in the same complex, as well as a limited number of complimentary passes to the Walt Disney World theme parks.  These are provided at no cost to the Company and may, at times, be used personally by the Named Executive Officers, as they are available to all of our employees on a non-discriminatory basis.

Change In Control Provisions in Employment Agreements

We have entered into employment agreements containing change in control provisions with our Named Executive Officers.  These arrangements are intended to attract and retain qualified executives who could have other job alternatives that might appear to them to be less risky absent these arrangements.  The change in control benefits also mitigate a potential disincentive for executives when they are evaluating a potential acquisition of the company, particularly when it appears that the services of the executive officers may not be required by the acquiring company.  The change in control arrangements for our Named Executive Officers are “double trigger,” meaning that severance payments are not awarded upon a change in control unless the executive’s employment is terminated involuntarily (other than for cause) or voluntarily for good reason within the two year period following the transaction.  We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change in control transaction.  We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.  In connection with our entering into these agreements, the compensation consultant reviewed the severance benefits provide by other companies and determined that the agreements we provided were “market,” particularly within our industry peer group.  For a detailed description of these change in control benefits, please see the discussion below under “Executive Compensation – Employment Contracts.”

Federal Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the amount of compensation a publicly held corporation may deduct as a business expense for Federal income tax purposes.  The deductibility limit, which applies to a company’s chief executive officer and the four other most highly compensated executive officers (as defined in the Exchange Act) is $1 million, subject to certain exceptions.  The exceptions include the general exclusion of performance-based compensation from the calculation of an executive officer’s compensation for purposes of determining whether his or her compensation exceeds the deductibility limit.  Compensation paid or received under our Performance Incentive Bonus Plan, our Long-Term Incentive Plan, our stock option plans, and our 2006 Stock Incentive Plan is generally intended to satisfy the requirements for full deductibility.  Nonetheless, the Compensation Committee recognizes that in certain instances it may be in our best interest to provide compensation that is not fully deductible and has done so, such as with the base salaries that were paid in the past to our two immediate former Chief Executive Officers and with the restricted stock units granted in 2007.

Stock Ownership

To ensure that management’s interests remain aligned with stockholders’ interests, we encourage our key executives to retain shares acquired pursuant to the exercise of stock options and acquired upon the vesting of restricted stock units.  In addition, our associates, including the Named Executive Officers, may acquire our Common Stock through our AIPs subject to certain limitations on the amount an employee can contribute to or hold in the PVH Stock Fund.  Many of our Named Executive Officers have significant investments in the PVH Stock Fund investment option under the AIPs.

We did not have stock ownership guidelines for our Named Executive Officers through 2007 due, in part, to our compensation packages being weighted towards cash and not having a significant equity component.  We adopted in 2008 stock ownership guidelines that require our Chief Executive Officer to hold, directly or indirectly, Common Stock with a value equal to three times his annual base salary and that require our other Named Executive Officers to hold Common Stock with a value equal their annual base salary.  The stock ownership guidelines require the Named Executive Officers to meet these guidelines within five years of the adoption of these guidelines.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The Summary Compensation Table includes the 2006 and 2007 compensation data for our Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
		($)	($)	($)	($)	($)	($)	($)	($)

Emanuel Chirico	2007	1,000,000	0	657,058	1,744,019	3,075,000	117,258	102,708	6,696,043
Chairman and Chief Executive Officer, Phillips-Van Heusen Corporation	2006	992,436	0	0	1,659,629	3,500,000	400,255	126,428	6,678,748

Michael A. Shaffer	2007	458,333	0	173,949	288,605	628,188	31,588	46,130	1,626,793
Executive Vice President and Chief Financial Officer, Phillips-Van Heusen Corporation	2006	419,712	0	0	210,150	637,500	44,751	38,389	1,350,502

Francis K. Duane	2007	800,000	330,000	142,343	406,209	847,000	126,551	72,750	2,724,853
Vice Chairman, Wholesale, Phillips-Van Heusen Corporation	2006	794,711	0	0	420,934	1,520,000	215,868	63,608	3,015,121

Paul Thomas Murry	2007	850,000	0	180,782	50,328	1,396,125	180,680	99,845	2,757,760
President and Chief Operating Officer, Calvin Klein, Inc.	2006	850,000	0	0	395,264	1,275,000	199,302	96,187	2,815,753

Allen E. Sirkin	2007	906,667	0	539,628	692,550	1,701,700	526,051	81,852	4,448,448
President and Chief Operating Officer, Phillips-Van Heusen Corporatio	2006	889,423	0	0	586,433	1,890,000	530,953	68,312	3,965,121

Michael Zaccaro	2007	733,336	100,000	215,294	137,667	294,375	246,926	66,469	1,794,067
Vice Chairman, Retail, Phillips-Van Heusen Corporation	2006	694,712	0	0	467,218	1,050,000	232,155	56,883	2,500,968

(1)          The Stock Awards column represents the aggregate compensation costs recognized in the fiscal year listed and included in our financial statements in accordance with Financial Accounting Standards Board (FASB) Statement No. 123R for the fair value of restricted stock units and performance share awards granted to each Named Executive Officer.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions.  The fair value of the restricted stock units is equal to the closing price of our Common Stock on the date of grant.  The compensation expense related to the fair value of an award of restricted stock units is recognized on a straight-line basis over the award’s vesting period.  The fair value of an award of performance shares is equal to the closing price of our Common Stock on the date of grant, reduced for the present value of any dividends expected to be paid on our Common Stock during the performance cycle, as the performance shares do not accrue dividends prior to being earned.  The compensation expense related to the fair value of performance shares is recognized ratably based on the current expectations of the probable number of shares that will ultimately be issued.  No restricted stock unit or performance share awards were made prior to 2007 and, therefore, this column consists of the expense related to such stock awards made in 2007 only.  The following sets forth table for each Named Executive Officer the breakdown of the expense for the restricted stock unit and performance share awards granted in 2007.

Name	2007 Expense Related to Awards of Restricted Stock Units	2007 Expense Related to Awards of Performance Shares	Total 2007 Expense Reported in the Stock Awards Column
	($)	($)	($)

Emanuel Chirico	214,830	442,228	657,058
Michael A. Shaffer	61,380	112,569	173,949
Francis K. Duane	73,656	68,687	142,343
Paul Thomas Murry	30,690	150,092	180,782
Allen E. Sirkin	439,425	100,203	539,628
Michael Zaccaro	83,950	131,344	215,294

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(2)          This column represents the aggregate compensation costs recognized in the fiscal year listed and included in our financial statements in accordance with FASB Statement No. 123R for the fair value of all outstanding stock option awards granted to each Named Executive Officer.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions.  The following table sets forth for each Named Executive Officer the breakdown of the expense for the stock option awards granted in the listed fiscal year and in prior years.

Name	Fiscal Year	Expense Related to Awards Granted in the Listed Year	Expense Related to Awards Granted in Prior Years	Total Expense Reported in the Option Awards Column
		($)	($)	($)
Emanuel Chirico
	2007	352,293	1,391,726	1,744,019
	2006	665,141	994,488	1,659,629
Michael A. Shaffer
	2007	100,655	187,950	288,605
	2006	66,514	143,636	210,150
Francis K. Duane
	2007	120,786	285,423	406,209
	2006	33,257	387,677	420,934
Paul Thomas Murry
	2007	50,328	0	50,328
	2006	0	395,264	395,264
Allen E. Sirkin
	2007	0	692,550	692,550
	2006	586,433	0	586,433
Michael Zaccaro
	2007	137,667	0	137,667
	2006	0	467,218	467,218

Under FASB Statement No. 123R, the fair value of each stock option award is estimated as of the grant date using the Black-Scholes-Merton option valuation model.  The compensation expense related to the fair value of an award of stock options is recognized on a straight-line basis over the award’s vesting period.  The following table sets forth the assumptions used in the model for option awards that were recognized as compensation expense in 2007 and 2006 in our financial statements, but were granted in 2007, 2006, 2005 and 2004:

	2007	2006	2005	2004
Weighted average fair value	$24.02	$15.59	$10.19	$5.84
Weighted average risk-free interest rate	4.68%	4.69%	4.15%	3.76%
Weighted average dividend yield	0.26%	0.38%	0.48%	0.79%
Weighted average expected volatility	33.30%	33.20%	25.90%	26.90%
Weighted average expected life, in years	6.3	6.1	6.0	6.0

(3)          The compensation reported in this column includes payouts under our Performance Incentive Bonus Plan and payouts under our Long-Term Incentive Plan, as detailed in the table below.

Name	Fiscal Year	Performance Incentive Bonus Plan	Long-Term Incentive Plan	Total Non-Equity Incentive Plan Compensation
		($)	($)	($)
Emanuel Chirico	2007	1,475,000	1,600,000	3,075,000
	2006	2,000,000	1,500,000	3,500,000
Michael A. Shaffer	2007	628,188	0	628,188
	2006	637,500	0	637,500
Francis K. Duane	2007	527,000	320,000	847,000
	2006	1,520,000	0	1,520,000
Paul Thomas Murry	2007	1,396,125	0	1,396,125
	2006	1,275,000	0	1,275,000
Allen E. Sirkin	2007	1,201,200	500,500	1,701,700
	2006	1,890,000	0	1,890,000
Michael Zaccaro	2007	294,375	0	294,375
	2006	1,050,000	0	1,050,000

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(4)          The amounts reported in this column consist of the changes in values under our Pension Plan and Supplemental Pension Plan and under the Named Executive Officer’s capital accumulation program agreement, if any, as follows:

Name	Fiscal Year	Change in Pension Plan Value	Change in Supplemental Pension Plan Value	Change in Capital Accumulation Program Value	Nonqualified Deferred Compensation Earnings†
		($)	($)	($)	($)
Emanuel Chirico	2007	1,008	116,250	(68,182)	117,258
	2006	15,841	275,043	109,371	400,255
Michael A. Shaffer	2007	(3,206)	31,588	N/A	31,588
	2006	10,896	33,855	N/A	44,751
Francis K. Duane	2007	4,675	83,540	38,336	126,551
	2006	14,800	119,909	81,159	215,868
Paul Thomas Murry	2007	14,093	166,587	N/A	180,680
	2006	19,711	179,591	N/A	199,302
Allen E. Sirkin	2007	7,302	518,749	(255,856)	526,051
	2006	56,183	394,228	80,542	530,953
Michael Zaccaro	2007	21,772	225,154	N/A	246,926
	2006	31,770	200,385	N/A	232,155

†  Pursuant to SEC rules, the amounts reported in this column and, accordingly, in the Summary Compensation Table, do not include any negative amounts set forth in this table.  Additional information regarding our Pension Plan and Supplemental Pension Plan is included in this section under the Pension Benefits table.  Additional information regarding our capital accumulation program is in included in this section under the heading Termination of Employment and Change In Control Arrangements.

(5)          All Other Compensation includes perquisites and payments or contributions required to be made by us under our Associates Investment Plan for Salaried Associates, Supplemental Savings Plan and Executive Medical Reimbursement Insurance Plan.

In 2007, we made contributions under our AIP for Salaried Associates and our Supplemental Savings Plan in the amounts of $88,958 for Mr. Chirico; $32,380 for Mr. Shaffer; $59,000 for Mr. Duane; $63,469 for Mr. Murry; $68,102 for Mr. Sirkin; and $52,719 for Mr. Zaccaro.  In 2006, the amounts of the contributions were $114,598 for Mr. Chirico; $26,559 for Mr. Shaffer; $51,778 for Mr. Duane; $57,037 for Mr. Murry; $56,482 for Mr. Sirkin; and $45,053 for Mr. Zaccaro.

Our Executive Medical Reimbursement Insurance Plan covers eligible employees, including the Named Executive Officers, for most medical charges not covered by our basic medical plan, up to a specified annual maximum.  We incurred $13,750 during 2007 and $11,830 during 2006 as annual premiums for coverage for each of the Named Executive Officers.

Perquisites received from time to time have included clothing allowances, gym memberships, parking and travel, hotel and recreational activities of our executive officers’ spouses during our annual off-site budget, planning and strategy meetings.  These amounts are not included in the table as they do not meet the threshold for disclosure, except in the case of Mr. Murry.  Mr. Murry received in 2006 a clothing allowance for purchases at our Calvin Klein Collection store and additional discounts at our Calvin Klein Collection store above the discount provided to all our associates.  In 2007, Mr. Murry received a clothing allowance for purchases at our Calvin Klein Collection store.  In addition, Mr. Murry’s spouse traveled to and had use of recreational facilities and services in connection with our annual off-site budget, planning and strategy meetings.  These perquisites provided him with a benefit of $22,626 in 2007 and $27,320 in 2006, which is included in his compensation in this column.

GRANTS OF PLAN-BASED AWARDS

	Grant		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards(1)
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
Emanuel Chirico	4/12/2007	(2)							17,500			1,025,325
	4/12/2007	(3)								70,000	58.57	1,681,400
	5/2/2007	(4)	500,000	1,000,000	2,000,000
	5/2/2007	(5)				10,200	18,500	40,700				989,935

Michael A. Shaffer	4/5/2007	(2)							5,000			292,950
	4/5/2007	(3)								20,000	58.60	480,400
	5/2/2007	(4)	142,500	285,000	712,500
	5/2/2007	(6)	47,500	95,000	190,000
	5/2/2007	(5)				900	1,800	3,600				96,318
	5/2/2007	(7)				900	1,800	3,600				96,552

Francis K. Duane	4/5/2007	(2)							6,000			351,540
	4/5/2007	(3)								24,000	58.60	576,480
	5/2/2007	(4)	240,000	480,000	1,200,000
	5/2/2007	(5)				1,500	3,000	6,000				160,530

Paul Thomas Murry	4/5/2007	(2)							2,500			146,475
	4/5/2007	(3)								10,000	58.60	240,200
	5/2/2007	(4)	255,000	510,000	1,275,000
	5/2/2007	(6)	63,750	127,500	255,000
	5/2/2007	(5)				1,200	2,400	4,800				128,424
	5/2/2007	(7)				1,200	2,400	4,800				128,736

Allen E. Sirkin	4/5/2007	(2)							7,500			439,425
	5/2/2007	(4)	364,000	682,500	1,774,500
	5/2/2007	(5)				1,700	4,200	9,200				224,742

Michael Zaccaro	4/5/2007	(2)							3,000			175,770
	4/5/2007	(3)								12,000	58.60	288,240
	5/2/2007	(4)	225,000	450,000	1,125,000
	5/2/2007	(6)	56,250	112,500	225,000
	5/2/2007	(5)				1,050	2,100	4,200				112,371
	5/2/2007	(7)				1,050	2,100	4,200				112,644

(1)	Grant date fair values were computed in accordance with FASB Statement No. 123R. The grant date fair value of performance based stock awards was determined using the target performance level.

(2)

These amounts represent restricted stock units granted under our 2006 Stock Incentive Plan. Restricted stock units vest in increments of 25%, 25% and 50% on the second, third and fourth anniversaries of the date of grant, respectively, and are settled by the delivery of stock as soon as practicable after the vesting date.

(3)

These amounts represent stock options were granted under our 2006 Stock Incentive Plan, which have a 10-year term and vest in four substantially equal installments on each of the first, second, third and fourth anniversaries of grant.

(4)	These amounts represent threshold, target and maximum awards under our Performance Incentive Bonus Plan with respect to 2007 performance.

(5)	These amounts represent threshold, target and maximum performance share awards under our 2006 Stock Incentive Plan for the 2007-2009 performance cycle.

(6)	These amounts represent additional threshold, target and maximum awards under our Performance Incentive Bonus Plan with respect to 2007 performance granted in lieu of performance share awards.

(7)	These amounts represent threshold, target and maximum performance share awards under our 2006 Stock Incentive Plan for the 2007-2008 performance cycle.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Contracts

Emanuel Chirico

We have an employment agreement with Mr. Chirico.  The agreement outlines the compensation and benefits to be paid to him.  The agreement provides for annual review of his salary and permits upward adjustments of salary.  In addition, the agreement outlines Mr. Chirico’s rights to severance upon termination of employment.  Generally, he is entitled to severance only if his employment is terminated by the Company without “cause” or if he terminates his employment for “good reason.”  “Cause” is generally defined as (1) gross negligence or willful misconduct in Mr. Chirico’s performance of the material responsibilities of his position, which results in material economic harm to us or in reputational harm causing demonstrable injury to us; (2) Mr. Chirico’s willful and continued failure to perform substantially his duties (other than any such failure resulting from incapacity due to physical or mental illness); (3) Mr. Chirico’s conviction of, or plea of guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation); (4) Mr. Chirico’s having willfully divulged, furnished or made accessible any of our confidential information (as defined); or (5) any act or failure to act by Mr. Chirico, which, under the provisions of applicable law, disqualifies him from acting in his current position.  “Good reason” is generally defined as (i) the assignment to Mr. Chirico of any duties inconsistent in any material respect with his position or any other action that results in a material diminution in such position; (ii) a reduction of base salary; (iii) the taking of any action that substantially diminishes (A) the aggregate value of Mr. Chirico’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to him; (iv) requiring that Mr. Chirico’s services be rendered primarily at a location or locations more than 35 miles from our principal executive offices; (v) solely after a change in control of the Company, a change in the Chairman of our Board such that neither the person holding such position nor Mr. Chirico, is serving as the Chairman at any time during the one-year period following such change in control (other than as a result of such person’s cessation of service due to death or disability); or (vi) our failure to require any successor company to us to assume expressly and agree to perform Mr. Chirico’s employment agreement.

In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control), Mr. Chirico is entitled to two times his average annual cash compensation (i.e., base salary and bonus) over the Company’s last two completed fiscal years.  All such payments are payable in accordance with our payroll schedule in 48 substantially equal installments.  The agreement provides that during the period severance is paid for a termination without cause or for good reason (other than during the two-year period after a change in control), certain welfare benefits are continued for Mr. Chirico (and his family, to the extent participating prior to termination of employment), subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages).  Mr. Chirico is required to pay the active employee rate, if any, for such welfare benefits during the period severance is paid.  Mr. Chirico also is entitled to severance upon the termination of his employment by the Company without cause, or by him for good reason, within two years after a change in control of the Company (as defined in the agreements).  In either such case, he will receive a lump sum payment in an amount equal to three times the average annual total cash compensation (i.e., base salary, bonus and long-term incentive plan payouts) paid to or accrued for him during the two fiscal years preceding the date of termination.  In addition, if any payments, entitlements or benefits received by Mr. Chirico under his agreement or otherwise are subject to the excise tax on excess parachute payments, he is entitled to an additional payment to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.  Mr. Chirico also receives comparable medical, dental, life and disability insurance coverage for himself and his family for the three years after termination.  The agreement also includes certain restrictive covenants in favor of the Company, including provisions regarding the use of confidential information, non-competition, non-interference with business relationships and non-solicitation of employees

Michael A. Shaffer

We have an employment agreement with Mr. Shaffer.  The agreement outlines the compensation and benefits to be paid to him during his employment.  The agreement provides for an annual review of his salary and permits upward adjustments of salary.  In addition, the agreement outlines Mr. Shaffer’s rights to severance upon termination of employment.  Generally, he is entitled to severance only if employment is terminated by us without “cause” or if he terminates his employment for “good reason.”  “Cause” is generally defined as (1) gross negligence in the performance of Mr. Shaffer’s material responsibilities; (2) gross misconduct in the performance of the material responsibilities of the Executive’s office or position; (3) Mr. Shaffer’s material failure or refusal to perform his core job duties (other than by reason of his death or disability); (4) Mr. Shaffer’s conviction by a court of competent jurisdiction of, or the entry of a plea of guilty or nolo contendere to, a charge of the commission of a crime that constitutes a felony under federal or state law or the equivalent under foreign law; (5) embezzlement or intentional misappropriation of any property of the Company; (6) Mr. Shaffer having divulged, furnished or made accessible to anyone our confidential information (as defined); (7) fraud, dishonesty or other acts or omissions that constitute a willful breach by Mr. Shaffer of his fiduciary duty to us; or (8) the happening of any other event which, under the provisions of applicable law, disqualifies him from acting in any or all capacities in which he is then acting.  “Good reason” is generally defined as (i) the assignment to Mr. Shaffer of any duties inconsistent in any material respect with his position or any other action that results in a material diminution in such position; (ii) a reduction of base salary; (iii) the taking of any action that substantially diminishes (A) the aggregate value of Mr. Shaffer’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to him; (iv) requiring that Mr. Shaffer’s services be rendered primarily at a location or locations more than 75 miles from our principal executive offices; or (v) our failure to require any successor to assume expressly and agree to perform Mr. Shaffer’s employment agreement.

In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control), Mr. Shaffer is entitled to one and a half times the average annual total cash compensation paid to or accrued for him during the two-year period preceding the date of termination.  Mr. Shaffer is also only required to pay the active employee rate for medical and dental insurance during the period severance is paid.  Additionally, he is entitled to severance upon the termination of his employment by us without cause or by him for good reason within two years after a change of control of the Company (as defined in the agreement).  In either such case, Mr. Shaffer would receive a lump sum payment in an amount equal to two times the average annual total cash compensation paid to or accrued for him during the two-year period preceding the date of termination.  In addition, if any payments, entitlements or benefits received by Mr. Shaffer under his agreement are subject to the excise taxes on excess parachute payments, he is entitled to an additional payment to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.  Mr. Shaffer also receives comparable medical, dental, life and disability insurance coverage for himself and his family for a two-year period after termination.  Mr. Shaffer’s employment agreement also includes certain restrictive covenants in favor of us, including agreements regarding the use of confidential information, non-interference with business relationships, non-solicitation of employees and post-termination employment restrictions.

Allen E. Sirkin

We have an employment agreement with Mr. Sirkin that expires on the date of our annual meeting of stockholders in 2009.  The agreement outlines the compensation and benefits to be paid to him during his employment.  The agreement provides for an annual review of his salary and permits upward adjustments of salary.  In addition, the agreement outlines his rights to severance upon termination of employment.  Generally, he is entitled to severance only if employment is terminated by us without “cause” or if he terminates his employment for “good reason.”   The definitions of “cause” and “good reason” under Mr. Sirkin’s agreement are substantially the same as under Mr. Chirico’s employment agreement, other than for the exclusion of clause (v) of the good reason definition.  In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control) he is entitled to two times the average annual total cash compensation paid to or accrued for him during the two-year period preceding the date of termination.  Mr. Sirkin is also only required to pay the active employee rate for medical and dental insurance during the period severance is paid.  Additionally, Mr. Sirkin is entitled to severance upon the termination of his employment by us without cause or by him for good reason within two years after a change of control of the Company (as defined in the agreements).  In either such case, Mr. Sirkin receives a lump sum payment in an amount equal to two times the average annual total cash compensation paid to or accrued for him during the two-year period preceding the date of termination.  In addition, if any payments, entitlements or benefits received by Mr. Sirkin under his agreement are subject to the excise taxes on excess parachute payments, he is entitled to an additional payment to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed.  Mr. Sirkin also receives comparable medical, dental, life and disability insurance coverage for himself and his family for a two-year period after termination.  The agreement also includes certain restrictive covenants in favor of the Company, including agreements regarding the use of confidential information, non-interference with business relationships, non-solicitation of employees and post-termination employment restrictions.

Francis K. Duane, Paul Thomas Murry and Michael Zaccaro

We have employment agreements with each of Messrs. Duane, Murry and Zaccaro.  These agreements outline the compensation and benefits to be paid to these executives during their employment.   The agreements provide for an annual review of their respective salaries and permits upward adjustments of salary.  In addition, the agreements outline the executives’ rights to severance upon termination of employment.  Generally, each of them is entitled to severance only if employment is terminated by us without cause or if he terminates his employment for “good reason.”  The definitions of “cause” and “good reason” under these executives’ agreements are substantially the same as under

Mr. Chirico’s employment agreement, other than for the exclusion of clause (v) of the good reason definition.  Each of these executives is entitled to one and a half times the average annual total cash compensation paid to or accrued for him during the two-year period preceding the date of termination in the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control).  The executives are also only required to pay the active employee rate for medical and dental insurance during the period severance is paid.  Additionally, the executives are entitled to severance upon the termination of their employment by us without cause or by the executive for good reason within two years after a change of control of the Company (as defined in the agreements).  In either such case, the executives receive a lump sum payment in an amount equal to two times the average annual total cash compensation paid to or accrued for them during the two-year period preceding the date of termination.  In addition, if any payments, entitlements or benefits received by an executive under his agreement are subject to the excise taxes on excess parachute payments, the executive is entitled to an additional payment to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed.  The executive also receives comparable medical, dental, life and disability insurance coverage for himself and his family for a two-year period after termination.  The agreements also include certain restrictive covenants in favor of the Company, including agreements regarding the use of confidential information, non-interference with business relationships, non-solicitation of employees and post-termination employment restrictions.

Other Arrangements

There are a number of other arrangements that would result in payments or other benefits to some or all of our Named Executive Officers in addition to the severance arrangements described above.

2006 Stock Incentive Plan; Stock Option Plans

Our 2006 Stock Incentive Plan provides for the granting of options (both incentive stock options and nonqualified stock options), restricted stock, restricted stock units, stock appreciation rights, performance shares and other stock-based awards.  We have only granted nonqualified stock options, restricted stock units and performance shares under the Plan, to date.  We also have stock options outstanding under stock option plans that have been terminated, except with respect to the outstanding options.

The following describes the effect upon stock options, restricted stock units and performance share awards in the event of a termination of employment or change in control.

Stock Options

All outstanding stock options, whether awarded under our 2006 Stock Incentive Plan or one of the terminated stock option plans, become immediately exercisable in full upon a change in control of the Company.  In addition, in the event of the death or retirement of an optionee, all outstanding options generally become immediately exercisable.  If such options are not thereafter exercised, they will terminate, generally within three months after the qualification of the representative of such optionee’s estate in the event of such optionee’s death or three years of such optionee’s retirement.  In all other circumstances, all unexercisable options will terminate upon the termination of the optionee’s employment.  If an optionee leaves our employ prior to his or her death or retirement, for any reason other than a termination for cause, any then exercisable options previously granted to but not exercised by such optionee will terminate within 90 days of such optionee’s termination of employment.  All exercisable options will terminate upon a optionee’s termination of employment in the event an optionee is terminated for cause.  Each of the Named Executive Officers holds options under these plans.

Restricted Stock Units

All outstanding restricted stock units vest in full in the event of the death or retirement of a recipient of restricted stock units or upon a change in control of the Company.  In addition, in the event of the retirement of a recipient of restricted stock units, all restricted stock units vest in full, except that restricted stock units are forfeited immediately if the recipient retires prior to December 31 of the year in which the restricted stock units were granted. When the recipient’s employment terminates (except when due to retirement or death), unvested restricted stock units are forfeited immediately.  Each of the Named Executive Officers holds restricted stock units.

Performance Share Awards

The following sets forth the effect upon performance share awards of certain triggering events occurring during a performance cycle:

Death	The participant’s estate will receive the target level payout, prorated to reflect the portion of the performance cycle worked by the participant.

Change in Control	The participant will receive the target level payout, prorated to reflect the portion of the performance cycle worked by the participant.

Disability

The participant will receive the payout, if any, that would have been payable to the participant for the performance cycle, prorated to reflect the portion of the performance cycle worked by the participant.

Retirement Termination Without Cause Termination For “Good Reason”(1)

If at least 12 months of the performance cycle has elapsed, the participant will receive the payout, if any, that would have been payable to the participant for the performance cycle, prorated to reflect the portion of the performance cycle worked by the participant.

If less than 12 months of the performance cycle has elapsed, the participant will not receive a payout.

(1)          “Good Reason” is as defined under the participant’s employment agreement.  In the case of awards made during 2007, the Compensation Committee has the discretion whether to payout any or all of the award.

In all other cases, a participant must be employed by us on the payment date therefor or must have died, become disabled, retired under our retirement plan, been discharged without cause or terminated his or her employment for good reason subsequent to the end of the performance cycle but prior to the date the award is paid in order to remain eligible to receive an award.  Each of the Named Executive Officers has received an award of performance shares.

Performance Incentive Bonus Plan

We pay annual cash bonuses under our Performance Incentive Bonus Plan, based upon corporate and/or divisional performance, as further described in “Compensation Discussion and Analysis – Key Elements of Compensation – Short-Term Incentives – Performance Incentive Bonus Plan.”  The following sets forth the effect upon Performance Incentive Bonus Plan awards of certain triggering events occurring during a performance cycle:

Death	The participant’s estate will receive the target level bonus, prorated to reflect the portion of the performance cycle worked by the participant.

Change in Control	The participant will receive the target level bonus, prorated to reflect the portion of the performance cycle worked by the participant.

Disability Retirement

The participant will receive the bonus, if any, that would have been payable to the participant for the performance cycle, prorated to reflect the portion of the performance cycle worked by the participant.

Termination Without Cause Termination For “Good Reason”(1)	The participant will not receive any bonus.

(Footnote appears on following page)

(Footnote from table on previous page)

(1)  “Good Reason” is as defined under the participant’s employment agreement.

In all other cases, a participant must be employed by us at the end of the performance cycle in order to remain eligible to receive an award.  The bonus payable in the event of death or a change in control will be paid within 30 days of the triggering event, unless to do so would trigger the imposition of additional taxes under Section 409A of the Internal Revenue Code, in which case payment will be delayed for six months and the amounts owed will accrue interest at a rate based on the 10-year Treasury bill.  Each of the Named Executive Officers is a participant in the Performance Incentive Bonus Plan.

Long-Term Incentive Plan

We make cash payments under our Long-Term Incentive Plan based upon corporate performance over performance cycles in excess of 12 months, as further described in “Compensation Discussion and Analysis – Key Elements of Compensation – Long-Term Incentives – Long-Term Incentive Plan Awards and Performance Share Awards.”  The following sets forth the effect upon Long-Term Incentive Plan awards of certain triggering events occurring during a performance cycle:

Death	The participant’s estate will receive the target level payout, prorated to reflect the portion of the performance cycle worked by the participant.

Change in Control	The participant will receive the target level payout, prorated to reflect the portion of the performance cycle worked by the participant.

Disability

The participant will receive the payout, if any, that would have been payable to the participant for the performance cycle, prorated to reflect the portion of the performance cycle worked by the participant.

Retirement Termination Without Cause

If at least 12 months of the performance cycle has elapsed, the participant will receive the payout, if any, that would have been payable to the participant for the performance cycle, prorated to reflect the portion of the performance cycle worked by the participant.

If less than 12 months of the performance cycle has elapsed, the participant will not receive a payout.

Termination For “Good Reason”(1)	The Compensation Committee has the discretion to make an award of shares to the participant.

(1)  “Good Reason” is as defined in the participant’s employment agreement.

In all other cases, a participant must be employed by us on the payment date therefor or must have died, become disabled, retired under our retirement plan or have been discharged without cause subsequent to the end of the performance cycle but prior to the date the award is paid in order to remain eligible to receive an award.  The award payable in the event of death or a change in control will be paid within 30 days of the triggering event, unless to do so would trigger the imposition of additional taxes under Section 409A of the Internal Revenue Code, in which case payment will be delayed for six months and the amounts owed will accrue interest at a rate based on the 10-year Treasury bill.   Messrs. Chirico, Sirkin and Duane are all participants with awards in current performance cycles established under the LTIP.  However, we did not make any awards under the LTIP in 2007 and currently have no plans to make any further awards thereunder.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS				STOCK AWARDS
									Equity
							Equity		Incentive Plans
							Incentive Plans		Awards:
							Awards:		Market or
	Number of	Number of			Number of		Number of		Payout Value of
	Securities	Securities			Shares or	Market Value	Unearned		Unearned
	Underlying	Underlying			Units of	of Shares or	Shares, Units or		Shares, Units,
	Unexercised	Unexercised	Option	Option	Stock That	Units of Stock	Other Rights		or Other Rights
	Options	Options	Exercise	Expiration	Have Not	That Have Not	That Have Not		That Have Not
Name	# Exercisable	# Unexercisable	Price	Date	Vested (1)	Vested (2)	Vested		Vested (2)
	(#)	(#)	($)		(#)	($)	(#)		($)
Emanuel Chirico	10,000	0	14.92	4/22/2012
	20,000	0	12.34	4/2/2013
	90,000	30,000	18.53	4/29/2014
	60,000	60,000	28.13	3/3/2015
	60,000	60,000	35.63	1/17/2016
	50,000	150,000	38.98	3/27/2016
	0	70,000	58.57	4/12/2017
					17,500	755,125
							10,200	(3)	440,130

Michael A. Shaffer	2,500	0	12.34	4/2/2013
	5,000	2,500	19.10	4/27/2014
	10,000	10,000	25.88	5/2/2015
	10,000	10,000	35.63	1/17/2016
	5,000	15,000	38.98	3/27/2016
	0	20,000	58.60	4/5/2017
					5,000	215,750
							900	(3)	38,835
							900	(4)	38,835

Francis K. Duane	10,000	15,000	19.10	4/27/2014
	22,500	22,500	25.88	5/2/2015
	22,500	22,500	35.63	1/17/2016
	2,500	7,500	38.98	3/27/2016
	0	24,000	58.60	4/5/2017
					6,000	258,900
							1,500	(3)	64,725

Paul Thomas Murry	7,500	0	12.34	4/2/2013
	0	7,500	19.10	4/27/2014
	0	11,250	25.88	5/2/2015
	5,625	11,250	35.63	1/17/2016
	0	10,000	58.60	4/5/2017
					2,500	107,875
							1,200	(3)	51,780
							1,200	(4)	51,780

Allen E. Sirkin	7,500	0	14.92	4/22/2012
	12,136	0	12.34	4/2/2013
	40,300	15,000	19.10	4/27/2014
	22,500	22,500	25.88	5/2/2015
	22,500	22,500	35.63	1/17/2016
	15,000	120,000	38.98	3/27/2016
					7,500	323,625
							1,700	(3)	73,355

Michael Zaccaro	11,610	0	12.34	4/2/2013
	19,076	7,500	19.10	4/27/2014
	15,000	15,000	25.88	5/2/2015
	15,000	15,000	35.63	1/17/2016
	0	12,000	58.60	4/5/2017
					3,000	129,450
							1,050	(3)	45,308
							1,050	(4)	45,308

(Footnotes appear on following page)

(Footnotes to table on previous page)

(1)          These awards consist of restricted stock units that vest in four installments; 25% of each award on each of the second and third anniversaries of the grant date and 50% of each award on the fourth anniversary of the grant date.  Mr. Chirico’s restricted stock units were granted on April 12, 2007.  All other restricted stock units were granted on April 5, 2007.

(2)          The market value of unvested restricted stock units and unvested performance shares was calculated by multiplying the number of shares or units by $43.15, the closing stock price of our Common Stock on February 1, 2008, the last business day of 2007.

(3)          These awards consist of performance shares at the threshold award level that would vest in January 2010 if the performance criteria are satisfied.

(4)          These awards consist of performance shares at the threshold award level that would vest in February 2009 if the performance criteria are satisfied.

(5)          The following lists the vesting dates of options that were outstanding as of February 3, 2008:

Number of
Securities
Underlying
Unexercised
Name	Options	Vesting Dates
(#)
Emanuel Chirico	10,000	Vested on 4/22/2006
	20,000	10,000 vested on each of 4/2/2006 and 4/2/2007
	120,000	30,000 vested on each of 4/29/2005, 4/29/2006 and 4/29/2007 and 30,000 vest on 4/29/2008
	120,000	30,000 vested on each of 3/3/2006 and 3/3/2007 and 30,000 vest on each of 3/3/2008 and 3/3/2009
	120,000	30,000 vested on each of 1/17/2007 and 1/17/2008, and 30,000 vest on each of 1/17/2009 and 1/17/2010
	200,000	50,000 vested on 3/27/2007 and 50,000 vest on each of 3/27/2008, 3/27/2009 and 3/27/2010
	70,000	17,500 vest on each of 4/12/2008, 4/12/2009, 4/12/2010 and 4/12/2011

Michael A. Shaffer	2,500	Vested on 4/2/2007
	7,500	2,500 vested on each of 4/27/2006 and 4/27/2007 and 2,500 vest on 4/27/2008
	20,000	5,000 vested on each of 5/2/2006 and 5/2/2007 and 5,000 vest on each of 5/2/2008 and 5/2/2009
	20,000	5,000 vested on each of 1/17/2007 and 1/17/2008 and 5,000 vest on each of 1/17/2009 and 1/17/2010
	20,000	5,000 vested on 3/27/2007 and 5,000 vest on each of 3/27/2008, 3/27/2009 and 3/27/2010
	20,000	5,000 vest on each of 4/5/2008, 4/5/2009, 4/5/2010 and 4/5/2011

(Footnotes continue on following page)

(Footnotes continue from previous page)

Number of
Securities
Underlying
Unexercised
Name	Options	Vesting Dates
(#)
Francis K. Duane	25,000	10,000 vested on 4/27/2007 and 15,000 vest on 4/27/2008
	45,000	11,250 vested on each of 5/2/2006 and 5/2/2007 and 11,250 vest on each of 5/2/2008 and 5/2/2009
	45,000	11,250 vested on each of 1/17/2007 and 1/17/2008 and 11,250 vest on each of 1/17/2009 and 1/17/2010
	10,000	2,500 vested on 3/27/2007 and 2,500 vest on each of 3/27/2008, 3/27/2009 and 3/27/2010
	24,000	6,000 vest on each of 4/5/2008, 4/5/2009, 4/5/2010 and 4/5/2011

Paul Thomas Murry	7,500	Vested on 4/2/2007
	7,500	7,500 vest on 4/27/2008
	11,250	5,625 vest on each of 5/2/2008 and 5/2/2009
	16,875	5,625 vested 1/17/2008 and 5,625 vest on each of 1/17/2009 and 1/17/2010
	10,000	2,500 vest on each of 4/5/2008, 4/5/2009, 4/5/2010 and 4/5/2011

Allen E. Sirkin	7,500	Vested on 4/22/2006
	12,136	3,034 vested on each of 4/2/2004, 4/2/2005, 4/2/2006 and 4/2/2007
	55,300	12,650 vested on each of 4/27/2005 and 4/27/2006, 15,000 vested on 4/27/2007 and 15,000 vest on 4/27/2008
	45,000	11,250 vested on each of 5/2/2006 and 5/2/2007 and 11,250 vest on each of 5/2/2008 and 5/2/2009
	45,000	11,250 vested on each of 1/17/2007 and 1/17/2008 and 11,250 vest on each of 1/17/2009 and 1/17/2010
	135,000	15,000 vested on 9/27/2006 and 60,000 vest on each of 3/27/2008 and 3/27/2009

Michael Zaccaro	11,610	1,740 vested on 4/2/2005, 2,370 vested on 4/2/2006 and 7,500 vested on 4/2/2007
	26,576	5,788 vested on each of 4/27/2005 and 4/27/2006, 7,500 vested on 4/27/2007 and 7,500 vest on 4/27/2008
	30,000	7,500 vested on each of 5/2/2006 and 5/2/2007, and 7,500 vest on each of 5/2/2008 and 5/2/2009
	30,000	7,500 vested on each of 1/17/07 and 1/17/08 and 7,500 vest on each of 1/17/2009 and 1/17/2010
	12,000	3,000 vest on each of 4/5/2008, 4/5/2009, 4/5/2010 and 4/5/2011

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired Upon	Value Realized
Name	on Exercise	on Exercise	Vesting	Upon Vesting
	(#)	($)	(#)	($)
Emanuel Chirico	0	0	0	0
Michael A. Shaffer	0	0	0	0
Francis K. Duane	20,780	968,733	0	0
Paul Thomas Murry	18,750	668,944	0	0
Allen E. Sirkin	22,564	1,007,526	0	0
Michael Zaccaro	24,842	1,104,386	0	0

PENSION BENEFITS

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit(1), (2), (3)	Fiscal Year
		(#)	($)	($)
Emanuel Chirico	Pension Plan	13	123,737	0
	Supplemental Pension Plan	13	1,090,645	0
	Capital Accumulation Program (4)	9	812,385	0

Michael A. Shaffer	Pension Plan	17	89,675	0
	Supplemental Pension Plan	17	115,465	0

Francis K. Duane	Pension Plan	9	88,265	0
	Supplemental Pension Plan	9	610,222	0
	Capital Accumulation Program (4)	2	296,902	0

Paul Thomas Murry	Pension Plan	5	81,703	0
	Supplemental Pension Plan	5	642,194	0

Allen E. Sirkin	Pension Plan	21	556,851	0
	Supplemental Pension Plan	21	2,963,437	0
	Capital Accumulation Program (4)	10	2,108,941	0

Michael Zaccaro	Pension Plan	10	213,512	0
	Supplemental Pension Plan	10	986,402	0

(1)                Please see Note 8, “Retirement and Benefit Plans,” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended February 3, 2008 for the assumptions used in calculating the present value of the accumulated benefit.  The present value of the accumulated benefit for the capital accumulation program was calculated using a settlement rate of 3.62%, which is equal to the 10-year Treasury bill rate on February 3, 2008.

(2)                Pension Plan and Supplemental Pension Plan service credit and actuarial values are calculated as of December 31, 2007, which is the pension plan measurement date that we use for financial statement reporting purposes.  Retirement age is the plan’s “normal” retirement age or the earliest time when a participant may retire without an age-based reduction.

(3)                Actuarial values are based on the RP-2000 (projected to 2008) mortality table.

(4)                Capital accumulation program credited service relates to the number of years of vesting credit accrued by the Named Executive Officer based on the effective date of his underlying agreement under the program.  The benefit is fully vested after 10 years.  Retirement age is the program’s “normal” retirement age or the earliest time when a participant may retire without an age-based reduction.

Defined Benefit Plans

Pension Plan

Our Pension Plan is a qualified defined benefit plan. This plan is open to salaried, hourly-paid clerical or retail associates with a few exceptions.  Salaried employees are eligible to participate in the Pension Plan on the first day of the calendar quarter after they have completed one year of service in which they have worked at least 1,000 hours.

The benefits under our Pension Plan are generally based on a participant’s career average compensation excluding relocation pay, sign-on bonus, clothing allowance, Long-Term Incentive Plan pay and education expenses. Pre-2000 benefits for current salaried employees are based on pre-2000 last five-years’ average compensation, unless the participant’s career average compensation is greater than the last five-years’ average.

The participant’s prior service benefit and future service benefit are added together to determine the total retirement benefit from this Plan. The prior service benefit is calculated by taking 1.00% of the past service compensation, plus 0.50% of the past service compensation over the Social Security Average Breakpoint (dollar amount determined by the year in which the participant reaches Social Security Normal Retirement Age), multiplied by the prior benefit service at January 1, 2000. The future service benefit is calculated by taking 1.00% of each year’s future service compensation, plus 0.50% of each year’s future service compensation over the Social Security covered compensation breakpoint for each year of benefit service, assuming that the total benefit service (including prior service) does not exceed 35 years.

The pension benefits are vested after completion of five years of service or, if earlier, when the participant becomes totally and permanently disabled, or reaches age 65.  The benefits of each of our Named Executive Officers under the Pension Plan are fully vested.

If a break in service occurs due to the birth or adoption of a child, or related childcare in a plan year in which a participant is credited with less than 501 hours of service, a participant will be credited with 501 hours of service to prevent a break in service. A participant will not incur a break in service due to any leave of absence in accordance with the provisions of the Family and Medical Leave Act of 1993 or on account of military duty, provided they return to work within the period in which they are entitled to re-employment under Federal law.

Pension benefits become payable on the first of the month following retirement, which is normally at age 65.  Participants who have completed 10 or more years of service are eligible for early retirement, however, they must wait until they obtain age 55 before commencement of benefit payments.  Participants who terminate employment prior to age 55 and have worked 10 or more years will receive reduced benefits based on the factors in the following table:

Age at Commencement	Early Retirement Factor
55	40.00%
56	43.00%
57	46.00%
58	50.00%
59	55.00%
60	60.00%
61	66.00%
62	73.00%
63	81.00%
64	90.00%
65	100%

Messrs. Chirico and Shaffer are eligible for reduced early retirement benefits.

We will subsidize the early retirement benefit for participants who are at least age 55 and have 10 or more years of service when they retire as follows:

	Years of Service
Age at Commencement	10	11	12	13	14	15	16	17	18	19	20
64	95.00%	95.15%	95.30%	95.45%	95.60%	95.75%	95.90%	96.05%	96.20%	96.35%	96.50%
63	90.00%	90.30%	90.60%	90.90%	91.20%	91.50%	91.80%	92.10%	92.40%	92.70%	93.00%
62	85.00%	85.45%	85.90%	86.35%	86.80%	87.25%	87.70%	88.15%	88.60%	89.05%	89.50%
61	80.00%	80.60%	81.20%	81.80%	82.40%	83.00%	83.60%	84.20%	84.80%	85.40%	86.00%
60	75.00%	75.75%	76.50%	77.25%	78.00%	78.75%	79.50%	80.25%	81.00%	81.75%	82.50%
59	70.00%	70.90%	71.80%	72.70%	73.60%	74.50%	75.40%	76.30%	77.20%	78.10%	79.00%
58	65.00%	66.05%	67.10%	68.15%	69.20%	70.25%	71.30%	72.35%	73.40%	74.45%	75.50%
57	60.00%	61.20%	62.40%	63.60%	64.80%	66.00%	67.20%	68.40%	69.60%	70.80%	72.00%
56	55.00%	56.35%	57.70%	59.05%	60.40%	61.75%	63.10%	64.45%	65.80%	67.15%	68.50%
55	50.00%	51.50%	53.00%	54.50%	56.00%	57.50%	59.00%	60.50%	62.00%	63.50%	65.00%
	Early Retirement Factor

	Years of Service
Age at Commencement	21	22	23	24	25	26	27	28	29	30
64	96.65%	96.80%	96.95%	97.10%	97.25%	97.40%	97.55%	97.70%	97.85%	98.00%
63	93.30%	93.60%	93.90%	94.20%	94.50%	94.80%	95.10%	95.40%	95.70%	96.00%
62	89.95%	90.40%	90.85%	91.30%	91.75%	92.20%	92.65%	93.10%	93.55%	94.00%
61	86.60%	87.20%	87.80%	88.40%	89.00%	89.60%	90.20%	90.80%	91.40%	92.00%
60	83.25%	84.00%	84.75%	85.50%	86.25%	87.00%	87.75%	88.50%	89.25%	90.00%
59	79.90%	80.80%	81.70%	82.60%	83.50%	84.40%	85.30%	86.20%	87.10%	88.00%
58	76.55%	77.60%	78.65%	79.70%	80.75%	81.80%	82.85%	83.90%	84.95%	86.00%
57	73.20%	74.40%	75.60%	76.80%	78.00%	79.20%	80.40%	81.60%	82.80%	84.00%
56	69.85%	71.20%	72.55%	73.90%	75.25%	76.60%	77.95%	79.30%	80.65%	82.00%
55	66.50%	68.00%	69.50%	71.00%	72.50%	74.00%	75.50%	77.00%	78.50%	80.00%
	Early Retirement Factor

Each of Messrs. Sirkin, Zaccaro and Murry is eligible for subsidized early retirement benefits.

Benefits under the Pension Plan become payable on the first of the month following retirement, normally at age 65, absent any election by a participant to commence the payment of benefits at a different time.  Benefits are payable in one of the following ways:

• Life Only Annuity:  If a participant is not married or married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

• 50% Joint & Survivor Annuity:  If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity absent election (and spousal consent) for an optional payment form.  Under this option, a participant will receive a reduced monthly benefit during his or her lifetime.  After the participant’s death, his or her spouse receives a benefit equal to 50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

• 100% (or 75% or 66 2/3%) Joint & Survivor Annuity:  A participant will receive a reduced lifetime benefit under this option.  The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death.  After death, the beneficiary receives the percentage of benefit elected (100%, 75% or 66 2/3%) for the remainder of his or her life. The participant’s age at the date benefits commence, the beneficiary’s age and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

• Life & Period Certain Annuity:  A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least the period of time elected (between 1 and 15 years) under this option.  Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than the minimum number of payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

• Full Refund Annuity:  A participant will receive a reduced benefit for his or her lifetime, payable in equal monthly installments under this option. If the participant dies before receiving the full single lump sum value of his or her benefit, determined at the date he or she retires, the balance will be paid to his or her beneficiary in a single lump sum payment. In addition, payments will continue to be paid for the rest of the participant’s life, even if the guaranteed lump sum value is exceeded.

• Social Security Equalization:  This option allows a participant to receive an increased monthly payment from the Plan initially if a participant retires early and begins receiving payments from the Plan before he or she is eligible for Social Security benefits. After Social Security benefits begin, the monthly payment from the Plan is reduced. This option does not provide any survivor benefits and, therefore, no benefit is payable after death.

Supplemental Pension Plan

Our Supplemental Pension Plan is a non-qualified defined benefit plan.  Certain management and highly paid employees who are participants in our qualified Pension Plan, including the Named Executive Officers, are eligible for benefits under our Supplemental Pension Plan.

Our Supplemental Pension Plan was created in order to provide deferred compensation to those management or highly compensated employees in an effort to promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out our long range plans and securing our continued growth and financial success.

Our Supplemental Pension Plan is designed to work in conjunction with our qualified Pension Plan. The pension benefit outlined in our qualified Pension Plan is calculated as if there were no compensation limits under the Internal Revenue Code.  The maximum benefit allowable is paid out under our qualified Pension Plan and the balance is paid out under our Supplemental Pension Plan.

A participant in our Supplemental Pension Plan will not have any vested interest in such portion of his or her benefit under the Supplemental Pension Plan that accrues after January 1, 2007, unless the sum of his or her attained age and credited vesting years equals or exceeds 65, and while employed by us, they have reached age 50 and have completed at least 10 credited vesting years.

As part of the enrollment process, a participant may elect for benefits to be paid following termination in one of the following three ways:

•                  In a lump sum within 60 days of termination of employment

•                  In a lump sum deferred until January 1 of the year following termination of employment

•                  In five equal annual installments commencing January of the year following termination of employment.

Benefits under the Supplemental Pension Plan are unsecured and are generally payable from our general assets.  Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the participant pursuant to Section 409A of the Internal Revenue Code.  Payments delayed due to the regulations promulgated under Section 409A will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the plan year in which the delayed payment period commences.

Capital Accumulation Program

Our capital accumulation program is a non-qualified defined benefit program that was created to retain a select group of senior executives.  Under the program, participants are party to individual agreements under which participants remaining in our employ generally for a period of 10 years from the date they enter into their agreement are entitled to receive payments equaling a specified benefit after the termination of their employment with us.  The benefit vests over a five-year period, commencing on the fifth anniversary of the execution of the underlying agreement.  Interest accrues on the benefit amount once it is fully vested and the participant has reached age 55.  Interest is compounded annually and is equal to the average of the 10-year Treasury bill rate on the first day of each month, until payment commences.  The vested portion of the benefit (including any accrued interest) generally is paid in monthly installments over a 10-year period commencing after the participant reaches age 65.

The agreements provide that if a participant’s employment with us is terminated following a change in control (as defined), the full undiscounted value of the future payments to be made to the participant thereunder become immediately payable in a lump sum.  The benefits under the capital accumulation program agreements are forfeited upon a termination of a participant’s employment for cause.  Each participant’s rights are, however, subject to non-competition and non-disclosure restrictions that automatically terminate upon a change in control of the Company.  Messrs. Chirico, Sirkin and Duane are each parties to an agreement with us under the capital accumulation program that provide for benefits of $2,000,000 each.

NONQUALIFIED DEFERRED COMPENSATION(1)

	Executive	Registrant
	Contributions	Contributions	Aggregate	Aggregate	Aggregate
	In Last	In Last	Earnings in	Withdrawals/	Balance at
Name	Fiscal Year	Fiscal Year	Last Fiscal Year	Distributions	Last Fiscal Year
	($)	($)	($)	($)	($)
Emanuel Chirico	166,500	83,250	45,917	0	1,863,293
Michael A. Shaffer	52,000	26,000	(1,640)	0	314,808
Francis K. Duane	352,498	53,250	61,727	0	1,709,137
Paul Thomas Murry	382,625	57,000	60,760	0	1,531,659
Allen E. Sirkin	413,533	62,275	48,454	0	3,729,374
Michael Zaccaro	319,417	46,625	63,103	0	1,557,603

(1)          Our sole non-qualified deferred compensation plan is our Supplemental Savings Plan.

Supplemental Savings Plan

Our Supplemental Savings Plan is a non-qualified defined contribution plan that was designed to work in conjunction with the AIP for Salaried Associates to provide key management employees and certain “highly compensated employees” (under the Internal Revenue Code) sufficient pre-tax retirement savings opportunities. The plan is available to associates with a minimum base salary of $150,000 who are eligible for and participate in the AIP for Salaried Associates, including our Named Executive Officers.

Contributions by a participating associate are based on their elected deferral rate up to 25% of base pay.  Deferrals are directed first to their AIP account up to the maximum amount of eligible pay available under the law.  Contributions not allowed under the AIP are made instead to the Supplemental Savings Plan.  Eligible pay under the SSP includes all categories of pay eligible under the AIP, as well as payouts under our Performance Incentive Bonus Plan.  A participant may also elect to defer up to 25% of bonus compensation into their SSP account.  The 25% maximum rate went into effect on January 1, 2007 and, therefore, was applied for the first time to bonuses paid in 2008.

For the SSP and prior to January 1, 2008 for the AIP, we contributed an amount equal to 100% of the first 2% of total compensation contributed by an employee and an amount equal to 25% of the next 4% of total compensation contributed by such employee.  On January 1, 2008 we adjusted our contributions to the AIP to equal 100% of the first 1% of total compensation contributed by an employee and an amount equal to 50% of the next 5% of total compensation contributed by such employee.

The Supplemental Savings Plan is an unfunded plan.  Participant contributions and our matching contributions are not invested in actual securities or maintained in an independent trust for the exclusive benefit of plan participants.  Instead, for technical and tax reasons, contributions to the SSP are retained as part of our general assets, a common corporate practice.  Therefore, benefits are dependent on our ability to pay them when they become due.

Participant contributions, as well as our matching contributions, are measured against the 10-year Treasury bill.  These contributions accrue interest based on the rate of return for 10-year Treasury bills, as established on January 1 of each calendar year.  Several of the Named Executive Officers have current “grandfathered” balances measured against our Common Stock.  Although such balances are not invested in actual Common Stock, the balances are adjusted daily to the fair market value of a share of our Common Stock.

A participant’s before-tax contributions in our Supplemental Savings Plan are immediately fully vested.  Our matching contributions vest ratably over the first five years of employment or, if earlier, when the participant reaches age 65, dies, or becomes totally and permanently disabled.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE IN CONTROL PROVISIONS

We maintain certain agreements, plans and programs that require us to provide compensation to our Named Executive Officers in the event of a termination of employment or a change in control.  A description of these agreements, plans and programs is contained under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards.”

The following tables disclose the potential payments upon termination of employment or change in control with respect to each of our Named Executive Officers.  The assumptions used in calculating these amounts are set forth below the last table.

Emanuel Chirico

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008(1)

Severance value (2)	0	0	0	0	5,432,436	0	12,423,654
Performance Incentive Bonus Plan (3)	0	0	1,000,000	1,475,000	0	0	1,000,000
Long-Term Incentive Plan (4)	0	0	1,400,000	2,933,333	2,933,333	0	1,400,000
Value of “in the money” exercisable stock options (5)	4,675,200	0	4,675,200	4,675,200	4,675,200	0	4,675,200
Value of “in the money” unexercisable stock options (6)	0	0	2,716,500	0	0	0	2,716,500
Value of unvested restricted stock units (7)	0	0	755,125	0	0	0	755,125
Value of performance shares (8)	0	0	266,092	356,620	0	0	266,092
Capital accumulation program (9)	588,671	588,671	1,449,555	0	588,671	0	2,000,000
Welfare benefits value (10)	0	0	0	0	52,094	0	78,141
Tax gross-up (11)	0	0	0	0	0	0	9,733,061
Total	$5,263,871	$588,671	$12,262,472	$9,440,153	$13,681,734	$0	$35,047,773

Michael A. Shaffer

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008(1)

Severance value (2)	0	0	0	0	1,446,034	0	1,928,045
Performance Incentive Bonus Plan (3)	0	0	380,000	628,188	0	0	380,000
Long-Term Incentive Plan (4)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Value of “in the money” exercisable stock options (5)	466,025	0	466,025	466,025	466,025	0	466,025
Value of “in the money” unexercisable stock options (6)	0	0	370,575	0	0	0	370,575
Value of unvested restricted stock units (7)	0	0	215,750	0	0	0	215,750
Value of performance shares (8)	0	0	64,725	90,637	0	0	64,725
Capital accumulation program (9)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Welfare benefits value (10)	0	0	0	0	39,071	0	52,094
Tax gross-up (11)	0	0	0	0	0	0	1,429,189
Total	$466,025	$0	$1,497,075	$1,184,850	$1,951,130	$0	$4,906,403

Francis K. Duane

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008(1)

Severance value (2)	0	0	0	0	3,011,033	0	4,014,711
Performance Incentive Bonus Plan (3)	0	0	480,000	527,000	0	0	480,000
Long-Term Incentive Plan (4)	0	0	266,667	533,333	533,333	0	266,667
Value of “in the money” exercisable stock options (5)	808,700	0	808,700	808,700	808,700	0	808,700
Value of “in the money” unexercisable stock options (6)	0	0	949,800	0	0	0	949,800
Value of unvested restricted stock units (7)	0	0	258,900	0	0	0	258,900
Value of performance shares (8)	0	0	43,150	55,390	0	0	43,150
Capital accumulation program (9)	0	0	1,449,555	0	0	0	2,000,000
Welfare benefits value (10)	0	0	0	0	39,071	0	52,094
Tax gross-up (11)	0	0	0	0	0	0	3,313,542
Total	$808,700	$0	$4,256,772	$1,924,423	$4,392,137	$0	$12,187,564

Paul Thomas Murry

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008(1)

Severance value (2)	0	0	0	0	2,996,250	0	3,995,000
Performance Incentive Bonus Plan (3)	0	1,396,125	637,500	1,396,125	0	0	637,500
Long-Term Incentive Plan (4)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Value of “in the money” exercisable stock options (5)	273,375	273,375	273,375	273,375	273,375	0	273,375
Value of “in the money” unexercisable stock options (6)	0	459,263	459,263	0	0	0	459,263
Value of unvested restricted stock units (7)	0	0	107,875	0	0	0	107,875
Value of performance shares (8)	0	0	86,300	120,849	0	0	86,300
Capital accumulation program (9)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Welfare benefits value (10)	0	0	0	0	34,697	0	46,262
Tax gross-up (11)	0	0	0	0	0	0	1,984,240
Total	$273,375	$2,128,763	$1,564,313	$1,790,349	$3,304,322	$0	$7,589,815

Allen E. Sirkin

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008(1)

Severance value (2)	0	0	0	0	4,646,090	0	4,646,090
Performance Incentive Bonus Plan (3)	0	1,201,200	682,500	1,201,200	0	0	682,500
Long-Term Incentive Plan (4)	0	834,167	379,167	834,167	834,167	0	379,167
Value of “in the money” exercisable stock options (5)	2,175,175	2,175,175	2,175,175	2,175,175	2,175,175	0	2,175,175
Value of “in the money” unexercisable stock options (6)	0	918,525	918,525	0	0	0	1,418,925
Value of unvested restricted stock units (7)	0	323,625	323,625	0	0	0	323,625
Value of performance shares (8)	0	0	60,410	80,806	0	0	60,410
Capital accumulation program (9)	2,426,566	2,426,566	2,426,566	2,426,566	2,426,566	0	3,348,015
Welfare benefits value (10)	0	0	0	0	46,262	0	46,262
Tax gross-up (11)	0	0	0	0	0	0	3,586,033
Total	$4,601,741	$7,879,258	$6,965,968	$6,717,914	$10,128,260	$0	$16,666,202

Michael Zaccaro

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008	February 3, 2008(1)

Severance value (2)	0	0	0	0	2,443,536	0	3,258,048
Performance Incentive Bonus Plan (3)	0	294,375	562,500	294,375	0	0	562,500
Long-Term Incentive Plan (4)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Value of “in the money” exercisable stock options (5)	1,188,332	1,188,332	1,188,332	1,188,332	1,188,332	0	1,188,332
Value of “in the money” unexercisable stock options (6)	0	552,225	552,225	0	0	0	552,225
Value of unvested restricted stock units (7)	0	0	129,450	0	0	0	129,450
Value of performance shares (8)	0	0	75,513	105,753	0	0	75,513
Capital accumulation program (9)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Welfare benefits value (10)	0	0	0	0	34,697	0	46,262
Tax gross-up (11)	0	0	0	0	0	0	1,800,726
Total	$1,188,332	$2,034,932	$2,508,020	$1,588,460	$3,666,565	$0	$7,613,056

(1)          In the event of a change in control with no termination of employment, a Named Executive Officer would be entitled to all amounts set forth in this column, except for the amounts set forth on the rows entitled Severance value, Welfare benefits value and Tax gross-up.

(2)          Severance is calculated in accordance with the applicable Named Executive Officer’s employment agreement, and is, in each case, equal to a multiple of the Named Executive Officer’s average annual total cash compensation (base salary plus bonus) during the two fiscal years preceding the date of termination.  Payouts under our Long-Term Incentive Plan are also included in Mr. Chirico’s average total cash compensation for the purpose of calculating his severance payment upon a termination of employment without cause or for good reason after a change in control, in accordance with the terms of his employment agreement.  For termination without cause or for good reason other than within two years of a change of control, the multiple is two for Messrs. Chirico and Sirkin and one and one half for Messrs. Duane, Murry, Zaccaro and Shaffer.  For termination without cause or good reason within two years after a change in control, the multiple is three for Mr. Chirico and two for Messrs. Duane, Murry, Zaccaro, Sirkin and Shaffer.

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(3)          The bonus level for which each of the Named Executive Officers qualified for the year ended February 3, 2008 is assumed for each such officer in the event of disability and for Messrs. Murry, Sirkin and Zaccaro, each of whom is eligible for retirement under the Performance Incentive Bonus Plan, in the event of retirement. Messrs. Chirico, Shaffer and Duane were not eligible for retirement under the Plan as of February 3, 2008 and, therefore, no payment is assumed for them.  Because February 3, 2008 is during the 2007 performance cycle, the bonus at target level is assumed for all of the Named Executive Officers in the case of death or a change in control, and no payment is assumed for any of the Named Executive Officers in the event of a termination without cause or for good reason.

(4)          As of February 3, 2008, awards had been made under our Long-Term Incentive Plan for the following performance cycles:  2005 – 2007, 2006 – 2007 and 2006 – 2008.  Because February 3, 2008 is during each performance cycle, the payout at target level is assumed for all of the participants in the event of death or a change in control.  In the case of disability, termination without cause and, for Mr. Sirkin, who is retirement eligible, retirement, the amounts are based on the amount of our accruals with respect to the currently anticipated payouts for each cycle.  The Compensation Committee has the discretion to make a payout for each performance cycle in the event a participant terminates his or her employment for good reason.  The amounts set forth in the Termination Without Cause or for Good Reason column are based upon the assumption that the payouts that would be made by the Compensation Committee to a Named Executive Officer in the event of termination for good reason would be the same as the payouts that would be received by such officer in the event of a termination without cause.  Any amounts payable in respect of the 2006 – 2008 performance cycle are prorated for two-thirds of the target or anticipated payout level, as the case may be, representing the portion of the performance cycle actually worked by the participants as of February 3, 2008.

(5)          Represents the value of exercisable “in the money” stock options outstanding as of February 3, 2008 under each of the listed reasons for termination of employment, other than a termination for cause, as exercisable options terminate immediately upon a termination of employment for cause (an amount of zero is included in the Retirement column for each of Messrs. Chirico, Shaffer and Duane because none of them is eligible for retirement).  The period during which exercisable options may be exercised after termination of employment varies based upon the reason for the termination.  The value is equal to the difference between the closing price of our Common Stock on February 3, 2008 and the per share exercise price of each exercisable stock option, multiplied by the number of shares of our Common Stock receivable upon exercise.

(6)          Represents the value of unexercisable “in the money” stock options outstanding as of February 3, 2008, the vesting of which would accelerate upon death, a change in control or retirement, except as described below with respect to certain stock options held by Mr. Sirkin.  The value is equal to the difference between the closing price of our Common Stock on February 3, 2008 and the per share exercise price of each stock option that would become exercisable, multiplied by the number of shares of our Common Stock receivable upon exercise.  Messrs. Murry and Zaccaro were retirement eligible as of February 3, 2008 with respect to all of their unexercisable outstanding stock options granted prior to 2007 but are not retirement eligible with respect to the stock option grants made in 2007.  Mr. Sirkin was retirement eligible as of February 3, 2008 with respect to all of his unexercisable outstanding stock options, excluding the options granted to him in connection with his promotion to President and Chief Operating Officer in 2006.  Such options are strictly time-based and, although a portion of the grant has vested, the remaining options will not vest and will be cancelled if and to the extent Mr. Sirkin’s employment is terminated, whether voluntarily, by reason of death or otherwise prior to the date on which they are scheduled to vest.

(7)          Represents the value of unvested restricted stock units as of February 3, 2008, the vesting of which would accelerate upon death, a change in control or retirement.  The value is equal to the closing price of our Common Stock on February 3, 2008, multiplied by the number of shares of our restricted stock units receivable upon vesting.  Mr. Sirkin is retirement eligible with respect to his unvested restricted stock units as of February 3, 2008.

(8)          As of February 3, 2008, awards of performance shares had been made under our 2006 Stock Incentive Plan for the following performance cycles: 2007 – 2008 and 2007 – 2009.  Messrs. Shaffer, Murry and Zaccaro are the only Named Executive Officers included in the 2007 – 2008 performance cycle.  All of the Named Executive Officers are included in the 2007 – 2009 performance cycle.

The amounts set forth in this row represent the target or anticipated payout level, as provided below, multiplied by the closing price of our Common Stock on February 3, 2008.  In the event of death or a change in control, the prorated amount will be based upon the target payout level.  In the event of disability, the amounts are based on the amount of our accruals with respect to the currently anticipated payouts for each cycle.  No payment would be received by a Named Executive Officer in respect of either performance cycle upon a termination without cause or retirement because the required 12 months have not elapsed under either performance cycle.   For performance share awards outstanding as of February 3, 2008, the Compensation Committee has the discretion to make a payout for each performance cycle in the event a participant terminates his or her employment for good reason.  The amounts set forth in the Termination Without Cause or for Good Reason column are based upon the assumption that the payouts that would be made by the Compensation Committee to a Named Executive Officer in the event of termination for good reason would be the same as the payouts that would be received by such officer in the event of a termination without cause.  Any amounts payable in respect of the 2007 – 2008 performance cycle are prorated for one-half of the target or anticipated payout level, as the case may be, and any amounts payable in respect of the 2007 – 2009 performance cycle are prorated for one-third of such levels, representing the portion of the relevant performance cycle actually worked by the Named Executive Officers as of February 3, 2008.

(9)          Messrs. Chirico, Duane and Sirkin are the only Named Executive Officers who are parties to agreements with us under our capital accumulation program.  See the discussion of the program under the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”  All benefits, other than the payment to be made in connection with a change in control, are paid monthly over a

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10-year period.  The payouts shown include, where applicable, the interest that participants receive on the vested portion of their benefit after the date on which they are scheduled to fully vest until payment.  For Mr. Chirico, interest is assumed to accrue at the 10-year Treasury bill rate at February 3, 2008, as he is not currently eligible to receive interest on his benefit.  For Mr. Sirkin, interest is assumed to accrue at the rate of 4.91% per annum, which is the average 10-year Treasury bill rate currently applicable under his agreement.  The total value shown of the 120 payments is discounted to a present value using a rate of 6.78%.

Amounts shown in the Voluntary Termination column represent, where applicable, a pro rated portion of the total benefit for the participant, based on vesting.  Mr. Chirico was 75% vested, Mr. Sirkin was fully vested and Mr. Duane had not vested in any portion of his benefit as of February 3, 2008.

Retirement – The capital accumulation program agreements do not specifically provide for payment upon retirement.  The amounts shown in the retirement column represent the amounts payable, if any, upon voluntary termination of employment.

Disability – Participants who become disabled are deemed to be in our full-time employ so long as they are alive and continue to vest in their benefit; payment is not assumed.  However, since Mr. Sirkin is fully vested in his benefit, he would have been eligible for the payout of his full benefit.

Amounts shown in the Termination Without Cause or for Good Reason column represent, where applicable, a pro rated portion of the total benefit for the participant, based on vesting.  Mr. Chirico was 75% vested, Mr. Sirkin fully vested and Mr. Duane had not vested in any portion of his benefit as of February 3, 2008.

Termination for Cause – We do not have any obligation to make payments to Messrs. Chirico, Duane or Sirkin in the event employment terminates for cause.

Amounts shown in the Termination Without Cause or for Good Reason Upon Change in Control column represent a lump sum payment for the full benefit for each of Messrs. Chirico, Duane and Sirkin.

(10)    The amounts shown represent the cost of welfare benefits, including medical, dental, life and disability coverage, that the Named Executive Officers would have received under their employment agreements if their employment had been terminated without cause or for good reason on February 3, 2008.  Such benefits are not receivable if their employment is terminated for any other reason.  Those benefits would continue for two years for Messrs. Chirico and Sirkin and one and one half years for Messrs. Duane, Murry, Zaccaro, and Shaffer, other than if the termination occurred within two years of a change in control.  Those benefits would continue for three years for Mr. Chirico and two years for Messrs. Shaffer, Duane, Murry, Sirkin and Zaccaro, if the termination occurred within two years of a change in control.

(11)    The Named Executive Officers are entitled to an additional payment to restore them to the after-tax position that they would be in if the payments received by them in connection with a termination of employment without cause or for good reason within two years of a change in control are subject to excise taxes on excess parachute payments.

DIRECTOR COMPENSATION

Effective June 19, 2007 our Board of Directors approved changes to the compensation payable to our non-employee directors.  Currently, each of our non-employee directors receives an annual retainer of $40,000 for his or her services as a director, $2,000 for each Board of Directors’ meeting attended in person (plus expenses), and $1,000 for each telephonic meeting and meeting attended telephonically.  In addition, each director who is a member of the Audit Committee receives an additional fee of $2,500 for each committee meeting attended in person (plus expenses) and $1,250 for each meeting attended telephonically.  Each director who is a member of the Compensation Committee or the Nominating & Governance Committee receives an additional fee of $1,500 for each committee meeting attended in person (plus expenses) and $750 for each telephonic meeting and meeting attended telephonically.  The Chairman of the Audit Committee also receives an additional retainer of $10,000.  The Chairmen of the Compensation Committee and the Nominating & Governance Committee also receive an additional retainer of $5,000.  The presiding director receives an additional retainer of $15,000.  Each outside director also received on June 19, 2007 a grant of 2,000 restricted stock units of our Common Stock for his or her services as a director.

Outside directors generally do not receive any benefits or perquisites, other than discounts to our retail stores available to all employees.  However, Bruce J. Klatsky, our former Chairman who retired as a director in June 2007, receives certain benefits as a retired employee.

Directors who are not executive officers of the Company are required to own Common Stock with a value equal to five times the annual cash retainer payable to directors.  Directors will have five years from the later of May 1, 2008 or the date of their election as directors to attain this ownership level.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2), (3)	Option Awards (3), (4)	All Other Compensation	Total
	($)	($)	($)	($)	($)
Current Directors:
Mary Baglivo	30,750	19,211	0	0	49,961
Edward H. Cohen	68,500	78,977	4,195	0	151,672
Joseph B. Fuller	59,000	78,977	149,992	0	287,969
Margaret L. Jenkins	54,000	23,693	42,025	0	119,718
Bruce Maggin	78,500	78,977	4,195	0	161,672
V. James Marino	28,000	19,211	0	0	47,211
Henry Nasella	69,250	78,977	147,713	0	295,940
Rita M. Rodriguez	68,500	38,770	29,970	0	137,240
Craig Rydin	54,750	23,693	42,025	0	120,468
Former Directors:
Joel H. Goldberg (5)	19,000	0	4,195	0	23,195
Marc Grosman (5)	31,000	0	149,992	0	180,992
Bruce J. Klatsky (6)	144,000	0	124,216	0	268,216

(1)                      The fees earned or paid in cash to the directors consists of the following:

	Annual Director Fees	Board of Director Meeting Fees	Committee Chair Fees	Committee Meeting Fees	Chairman Retainer	Presiding Director Fee	Total
	($)	($)	($)	($)	($)	($)	($)
Current Directors:
Mary Baglivo	20,000	7,000	0	3,750	0	0	30,750
Edward H. Cohen	35,000	11,000	0	22,500	0	0	68,500
Joseph B. Fuller	35,000	11,000	5,000	8,000	0	0	59,000
Margaret L. Jenkins	35,000	11,000	0	8,000	0	0	54,000
Bruce Maggin	35,000	11,000	10,000	22,500	0	0	78,500
V. James Marino	20,000	5,000	0	3,000	0	0	28,000
Henry Nasella	35,000	9,250	5,000	12,500	0	7,500	69,250
Rita M. Rodriguez	35,000	11,000	0	22,500	0	0	68,500
Craig Rydin	35,000	11,000	0	8,750	0	0	54,750
Former Directors:
Joel H. Goldberg	15,000	4,000	0	0	0	0	19,000
Marc Grosman	15,000	4,000	0	12,000	0	0	31,000
Bruce J. Klatsky	15,000	4,000	0	0	125,000	0	144,000

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(2)                      Represents the compensation cost recognized in 2007 and included in our financial statements for the fair value of all restricted stock units granted to our directors.  The compensation expense related to the fair value of an award of restricted stock units is recognized on a straight-line basis over the award’s vesting period.  Restricted stock units were the only stock based awards granted to our directors in 2007.  The fair value of restricted stock units granted in 2007 to our directors, as displayed in the following table, was calculated by multiplying the numbers of restricted units by $60.35, the closing price of our Common Stock on June 19, 2007, the date of grant.

	Option Awards	Stock Awards
	($)	($)
Current Directors:
Mary Baglivo	0	120,700
Edward H. Cohen	0	120,700
Joseph B. Fuller	0	120,700
Margaret L. Jenkins	0	120,700
Bruce Maggin	0	120,700
V. James Marino	0	120,700
Henry Nasella	0	120,700
Rita M. Rodriguez	0	120,700
Craig Rydin	0	120,700
Former Directors:
Joel H. Goldberg	0	0
Marc Grosman	0	0
Bruce J. Klatsky	0	0

(3)                      The number of options and restricted stock units outstanding for each of our directors as of February 3, 2008 was as follows:

	Option Awards	Stock Awards
	(#)	(#)
Current Directors:
Mary Baglivo	0	2,000
Edward H. Cohen	48,000	2,000
Joseph B. Fuller	68,000	2,000
Margaret L. Jenkins	10,000	2,000
Bruce Maggin	68,000	2,000
V. James Marino	0	2,000
Henry Nasella	20,000	2,000
Rita M. Rodriguez	20,000	2,000
Craig Rydin	10,000	2,000
Former Directors:
Joel H. Goldberg	0	0
Marc Grosman	40,000	0
Bruce J. Klatsky	10,000	0

(4)                      Represents the compensation costs recognized in 2007 and included in our financial statements with respect to all stock option awards held by each of our directors.  No stock options were granted to directors in 2007; the entire compensation expense listed relates to stock options granted prior to 2007.  The following table sets forth the assumptions used in the calculation of the value of the option awards granted in 2006 and 2005:

	2006	2005

Weighted average fair value	$15.11	$8.56
Weighted average risk-free interest rate	4.86%	3.95%
Weighted average dividend yield	0.41%	0.56%
Weighted average expected volatility	33.50%	26.50%
Weighted average expected life, in years	6.3	6.0

(5)                      Retired as a director effective June 19, 2007.

(6)                      Prior to retiring as Chairman of the Board on June 19, 2007, Mr. Klatsky received a retainer of $250,000 per year.

TRANSACTIONS WITH RELATED PERSONS

Public issuers, such as us, must disclose certain transactions with “related persons” under SEC rules.  These are transactions, subject to certain exceptions, in which we are a participant where the amount involved exceeds $120,000, and

•                  a current director or executive officer;

•                  a person who during our most recently completed fiscal year served as a director or executive officer;

•                  a nominee for director;

•                  or holder of more than 5% of our Common Stock; or

•                  an immediate family member of any of the foregoing persons has a direct or indirect material interest.  During our fiscal year ended February 3, 2008, we were participants in the following transactions that are required to be disclosed:

•                  We paid Dr. Joel Goldberg, Career Consultants, Inc. and S.K. Associates, Inc. an aggregate of approximately $405,622 for management consulting and recruiting services they provided to the Company in 2007.  Dr. Goldberg owns the two companies.  Dr. Goldberg retired as a director of the Company as of the date of our 2007 Annual Meeting of Stockholders.

•                  David Sirkin, the son of Allen E. Sirkin, our President and Chief Operating Officer, has worked for us since July 2007.  David Sirkin was hired as Vice President, Brand Manager in our Neckwear Group at a base salary of $200,000 but was paid less than $120,000 in salary and bonus for 2007.

The Audit Committee’s charter requires that the Committee review and approve all transactions between us and any director or executive officer that will, or is reasonably likely to require disclosure under the SEC’s rules referred to above.  In determining whether to approve any such transaction, the Committee will consider the following factors, among others, to the extent relevant to the transaction:

•                  whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person;

•                  whether there are business reasons for the Company to enter into the transaction;

•                  whether the transaction would impair the independence of an outside director; and

•                  whether the transaction would present an improper conflict of interest for a director or executive officer, taking into consideration such factors as the Committee deems relevant, such as the size of the transaction, the overall financial position of the individual, the direct or indirect nature of the individual’s interest in the transaction and the ongoing nature of any proposed relationship.

Additionally, under our Code of Business Conduct & Ethics and Conflict of Interest Policy, our directors and our associates, including our executive officers, have a duty to report all potential conflicts of interests, including transactions with related persons.  We have established procedures for reviewing and approving disclosures under the policy, and all disclosures are also discussed annually with the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Henry Nasella and Craig Rydin were members of the Compensation Committee for the entirety of 2007.  Marc Grosman, a former director of the Company, served on the Committee from February 5, 2007 through June 19, 2007, the day on which he retired as a director.  Mary Baglivo joined the Committee upon her election to the Board on June 19, 2008.  No other person served as a member of the Committee during our fiscal year ended February 3, 2007.  There were no interlocks or relationships involving any of the individuals who served on the Committee during 2007 that are required to be disclosed under the SEC’s rules or the SEC’s proxy regulations.

AUDIT COMMITTEE REPORT

      The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  The independent auditors audit the Company’s financial statements and express an opinion on the financial statements based on their audit.  The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors.

      As part of its oversight of the Company’s financial statements and reporting process, the Audit Committee has met and held discussions with Company management, the Company’s internal auditing staff and Ernst & Young LLP, the Company’s independent auditors.  Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors.  The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

      In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditors the auditors’ independence from the Company and its management.  The Committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with the auditors’ independence.

      The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits.  The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended February 3, 2008, as filed with the SEC.  The Committee also has recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

      The members of the Audit Committee reviewed on a quarterly basis the Company’s earnings releases and, as applicable, its Quarterly Reports on Form 10-Q, Annual Report on Form 10-K, and earnings guidance issued outside of quarterly earnings releases.  In addition, the Committee met quarterly with Company management and the Company’s independent auditors to discuss the earnings releases, as well as when needed in conjunction with earnings guidance issued other than in quarterly earnings releases.

Audit Committee

Bruce Maggin, Chairman

Edward H. Cohen

Rita M. Rodriguez

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of February 3, 2008 with respect to shares of our Common Stock that may be issued under our existing equity compensation plan – the 2006 Stock Incentive Plan – as well as under our 1997 Stock Option Plan, 2000 Stock Option Plan and 2003 Stock Option Plan.  The 1997, 2000 and 2003 Option Plans have been terminated, so no further option grants may be made thereunder, but valid options to purchase shares of Common Stock granted thereunder are still outstanding and governed by the provisions of those plans.  All of the foregoing plans were approved by our stockholders and we have no equity compensation plans that were not approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)

Equity compensation plans approved by security holders	3,571,690	(1)	$26.66	(2)	2,898,937

Equity compensation plans not approved by security holders	—		—		—
	3,571,690		$26.66		2,898,937

(1)          Consists of (a) 154,865 shares of Common Stock underlying restricted stock units, (b) 81,100 shares of Common Stock underlying performance shares and (c) 3,335,725 shares of Common Stock underlying stock options.

(2)          Excluding the restricted stock units and performance stock, the weighted average exercise price is $28.55.

RATIFICATION OF THE APPOINTMENT OF AUDITORS

The Audit Committee has selected Ernst & Young LLP, independent auditors, as our auditors for the fiscal year ending February 1, 2009.  Although stockholder ratification of the Audit Committee’s selection is not required, our Board of Directors considers it desirable for our stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to request the Audit Committee to reconsider the selection of auditors for the fiscal year ending January 31, 2010, since it would be impracticable to replace our auditors so late into our current fiscal year.

It is expected that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of the auditors.  Proxies received in response to this solicitation will be voted FOR the ratification of the appointment of the auditors unless otherwise specified in a proxy.

Fees Paid to Auditors

          The following table sets forth the aggregate fees billed by Ernst & Young LLP, the member firms of Ernst & Young LLP, and their respective affiliates for professional services rendered to us for the audit of our annual financial statements for the fiscal years ended February 3, 2008 and February 4, 2007, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, and for other services rendered on behalf of the Company during those fiscal years.  All of such fees were pre-approved by the Audit Committee.

	2007	2006
Audit Fees(1)	$1,847,000	$1,528,000
Audit-Related Fees(2)	$78,000	$435,000
Tax Fees(3)	$77,000	$76,000
All Other Fees	—	—

(1)          Consists of fees for professional services performed for the audit of our annual financial statements, the audit of internal control over financial reporting in conjunction with the audit of our annual consolidated financial statements and reviews of financial statements included in our Quarterly Reports on Form 10-Q.  Audit fees also include services that are normally provided in connection with statutory filing requirements.

(2)          Includes fees that are related to audit or review of our consolidated financial statements, including consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(3)          Includes fees for services to assist us in the preparation of our tax returns and for the provision of tax advice.

The Audit Committee’s charter requires the Committee to pre-approve at its meetings all audit and non-audit services provided by our outside auditors.  The charter permits the Committee to delegate to any one or more of its members the authority to grant such pre-approvals.  Any such delegation of authority may be subject to any rules or limitations that the members deem appropriate.  The decision to pre-approve any services made by any member to whom authority has been so delegated must be presented to the full Committee at its next meeting.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal of an eligible stockholder intended to be presented at the 2009 Annual Meeting of Stockholders must be received by the Company for inclusion in its Proxy Statement and form of proxy relating to that meeting on or before January 7, 2009.  The proxy or proxies designated by the Board of Directors will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2009 Annual Meeting of Stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company on or before March 23, 2009 and certain other conditions of the applicable rules of the SEC are satisfied.  Stockholder proposals should be directed to the Secretary of the Company at the address set forth on the following page.

MISCELLANEOUS

Our Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Stockholders.  However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material that may be sent to stockholders in connection with this solicitation.  Solicitation may be made by mail, telephone, telegraph and/or personal interview.  We may reimburse persons holding shares in their names or in the names of nominees for their expense in sending proxies and proxy material to their principals.  In addition, Georgeson Shareholder, which is retained by us on an annual basis, will aid in the solicitation of proxies for the meeting for a fee of $7,000 plus expenses.

Copies of our Annual Report on Form 10-K for our fiscal year ended February 3, 2008, excluding the exhibits thereto but including certain additional information, are being mailed to our stockholders together with this Proxy Statement.  The Annual Report on Form 10-K, together with such additional information, comprise our annual report to stockholders.  If you want to save us the cost of mailing more than one annual report to the same address, please send your written request to the Secretary of the Company at the address indicated below to discontinue mailing a duplicate copy to the account or accounts selected by you.

Stockholders and other interested parties may send communications to our Board of Directors (or specified group of individual directors, such as the non-management directors and the director who presides over the sessions of non-management directors).  Any such communication should be addressed to the Board (or individual director) in care of the Secretary of Phillips-Van Heusen Corporation, 200 Madison Avenue, New York, New York, 10016-3903.

By order of the Board of Directors,

MARK D. FISCHER
Secretary

New York, New York

May 7, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PHILLIPS-VAN HEUSEN CORPORATION

200 Madison Avenue
New York, New York 10016-3903

EMANUEL CHIRICO and MARK D. FISCHER, or either of them, with the power of substitution, are hereby authorized to represent the undersigned and to vote all shares of the Common Stock of PHILLIPS-VAN HEUSEN CORPORATION held by the undersigned at the Annual Meeting of Stockholders to be held in New York, New York, on June 19, 2008, and any adjournments thereof, on the matters printed on the reverse side.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If this Proxy is executed but no directions are given, this Proxy will be voted:

•    FOR the election of all of the nominees for director; and

•    FOR the appointment of auditors.

(Continued, and to be dated and signed on the other side.)

PHILLIPS-VAN HEUSEN CORPORATION

P.O. BOX 11287

NEW YORK, NEW YORK 10203-0287

The Board recommends a vote FOR proposals 1 and 2:

1.	Election of the nominees for director listed below:	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	EXCEPTIONS*	☐

NOMINEES:	MARY BAGLIVO, EMANUEL CHIRICO, EDWARD H. COHEN, JOSEPH B. FULLER, MARGARET L. JENKINS, BRUCE MAGGIN, V. JAMES MARINO, HENRY NASELLA, RITA M. RODRIGUEZ and CRAIG RYDIN

(Instruction:  To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*  Exceptions

2.	Appointment of auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

	Address change and/or comments	☐

Note: The signature should agree with the name on your stock certificate. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Dated:	, 2008

Signature

Signature, if held jointly

To vote, fill in (x) with black or blue ink only.  ☒